EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

between

VAPOR CORP.

and

VAPORIN, INC.

dated as of

December 17, 2014

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Table of Contents

(continued)

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Table of Contents

(continued)

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AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”), is entered into as of December 17, 2014, by and between Vaporin, Inc., a Delaware corporation (the “Target”), and Vapor Corp., a Delaware corporation (the “Acquirer”). Capitalized terms used herein (including in the immediately preceding sentence) and not otherwise defined herein shall have the meanings set forth in Section 8.01 hereof.

RECITALS

WHEREAS, the parties intend that the Target be merged with and into the Acquirer, with the Acquirer surviving that merger on the terms and subject to the conditions set forth herein;

WHEREAS, the parties is the intention of the parties that the Merger, for federal income tax purposes, shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended.

WHEREAS, in the Merger, upon the terms and subject to the conditions of this Agreement, each share of common stock, par value $0.0001 per share, of the Target (the “Target Common Stock”) and each share of Series A Preferred Stock, par value $0.001 per share, Series B Preferred Stock, par value $0.001 per share, Series C Preferred Stock, par value $0.001 per share, Series E Preferred Stock, par value $0.001 per share (collectively, “Target Preferred Stock”) will be converted into the right to receive the Per Share Merger Consideration;

WHEREAS, the Board of Directors of the Target (the “Target Board”) has unanimously (a) determined that it is in the best interests of the Target and its stockholders, and declared it advisable, to enter into this Agreement with the Acquirer, (b) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and (c) resolved, subject to the terms and conditions set forth in this Agreement, to recommend adoption of this Agreement by the stockholders of the Target;

WHEREAS, each of the M&A Committee of the Board of Directors of the Acquirer and the Board of Directors of the Acquirer (the “Acquirer Board”) has (a) determined that it is in the best interests of the Acquirer and its stockholders, and declared it advisable, to enter into this Agreement with the Target, (b) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and (c) resolved, subject to the terms and conditions set forth in this Agreement, to recommend adoption of this Agreement by the stockholders of the Acquirer;

WHEREAS, the Board of Directors of Acquirer has, on the terms and subject to the conditions set forth in this Agreement, unanimously approved this Agreement; and

WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and the transactions contemplated by this Agreement and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants and agreements contained in this Agreement, the parties, intending to be legally bound, agree as follows:

Article I
The Merger

Section 1.01 The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the “DGCL”), at the Effective Time, (a) the Target will merge with and into the Acquirer (the “Merger”), and (b) the separate corporate existence of the Target will cease and the Acquirer will continue its corporate existence under the DGCL as the surviving corporation in the Merger (sometimes referred to herein as the “Surviving Corporation”).

Section 1.02 Closing. Upon the terms and subject to the conditions set forth herein, the closing of the Merger (the “Closing”) will take place at 5:00 p.m. local time in Fort Lauderdale, Florida, as soon as practicable (and, in any event, within three (3) Business Days) after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted hereunder, waiver of all such conditions), unless this Agreement has been terminated pursuant to its terms or unless another time or date is agreed to in writing by the parties hereto. The Closing shall be held at the offices of Gunster, Yoakley & Stewart, P.A., 450 East Las Olas Boulevard, Suite 1400, Fort Lauderdale, Florida 33301, unless another place is agreed to in writing by the parties hereto, and the actual date of the Closing is hereinafter referred to as the “Closing Date”.

Section 1.03 Effective Time. Subject to the provisions of this Agreement, at the Closing, the Target and Acquirer will cause a certificate of merger (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger will become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by the Target and Acquirer in writing and specified in the Certificate of Merger in accordance with the DGCL (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

Section 1.04 Effects of the Merger. The Merger shall have the effects set forth herein and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses and authority of the Target shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions and duties of each of the Target shall become the debts, liabilities, obligations, restrictions and duties of the Surviving Corporation.

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Section 1.05 Certificate of Incorporation; By-laws. At the Effective Time, (a) the certificate of incorporation of the Acquirer as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the terms thereof or as provided by applicable Law, and (b) the by-laws of Acquirer as in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation until thereafter amended in accordance with the terms thereof, the certificate of incorporation of the Surviving Corporation or as provided by applicable Law.

Section 1.06 Board Composition. Acquirer shall take all action, effective as of the Effective Time, to cause the Acquirer Board to be comprised of (x) three directors chosen by the Acquirer Board (at least two of whom shall be independent for purposes of the Nasdaq listing rules) and (y) two directors chosen by the Target Board (“Target Designees”) (at least one of whom shall be independent for purposes of the Nasdaq listing rules), each to serve for a term expiring on the earlier of his or her death, resignation, removal or the next annual meeting of stockholders of the Surviving Corporation and, despite the expiration of his or her term, until his or her successor has been elected and qualified. If at any time prior to the Effective Time, any such board designee becomes unable or unwilling to serve as a director of Surviving Corporation, then the party that designated such individual shall designate another individual to serve in such individual’s place. Acquirer agrees to nominate the Target Designees (and any appointees referred to in this Section 1.06) at its next annual meeting of stockholders and recommend to its stockholders the election of such Target Designees (and any appointees referred to in this Section 1.06) at any subsequent stockholders’ meetings at which directors are elected through December 31, 2015.

Article II

Effect of the Merger on Capital Stock

Section 2.01 Effect of the Merger on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of the Acquirer or the Target or the holder of any capital stock of the Acquirer or the Target:

(a) Cancellation of Certain Target Common Stock and Target Preferred Stock. Each share of Target Common Stock and Target Preferred Stock that is owned by Acquirer or the Target (as treasury stock or otherwise) or any of their respective direct or indirect wholly owned Subsidiaries will automatically be cancelled and retired and will cease to exist, and no consideration will be delivered in exchange therefor.

(b) Conversion of Target Common Stock. Each share of Target Common Stock issued and outstanding immediately prior to the Effective Time, including shares of Target Common Stock issued upon conversion of Target Preferred Stock pursuant to Section 2.01(c) (other than (i) shares to be cancelled and retired in accordance with Section 2.01(a), and (ii) Dissenting Shares) will be converted into the right to receive the Per Share Merger Consideration.

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(c) Conversion of Target Preferred Stock. Each share of Target Preferred Stock issued and outstanding immediately prior to the Effective Time (other than (i) shares to be cancelled and retired in accordance with Section 2.01(a), and (ii) Dissenting Shares) shall be converted into the number of shares of Target Common Stock into which each share of Target Preferred Stock is convertible into immediately prior to the Effective Time.

(d) Cancellation of Shares. At the Effective Time, all shares of Target Common Stock and Target Preferred Stock will no longer be outstanding and all shares of Target Common Stock and Target Preferred Stock will be cancelled and retired and will cease to exist, and, subject to Section 2.03, each holder of a certificate formerly representing any such shares (each, a “Certificate”) will cease to have any rights with respect thereto, except the right to receive the Per Share Merger Consideration in accordance with Section 2.02 hereof.

(e) Acquirer Capital Stock. Each share of common stock, par value $0.001 per share, of the Acquirer (“Acquirer Common Stock”) and all other Acquirer Securities, in each case issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding after the Effective Time.

Section 2.02 Surrender and Payment.

(a) Prior to the Effective Time, Acquirer shall appoint an exchange agent reasonably acceptable to the Target (the “Exchange Agent”) to act as the agent for the purpose of exchanging for the Per Share Merger Consideration for: (i) the Certificates, or (ii) book-entry shares which immediately prior to the Effective Time represented the shares of Target Common Stock (the “Book-Entry Shares”). On and after the Effective Time, Acquirer shall deposit with the Exchange Agent, sufficient shares of Acquirer Common Stock to pay the aggregate Per Share Merger Consideration that is payable in respect of all of the shares of Target Common Stock represented by the Certificates and the Book-Entry Shares (the “Payment Fund”) in amounts and at the times necessary for such payments. If for any reason (including losses) the Payment Fund is inadequate to pay the amounts to which holders of shares shall be entitled under Section 2.01(b), Acquirer shall take all steps necessary to promptly to deposit in trust additional shares of Acquirer Common Stock with the Exchange Agent sufficient to make all payments required under this Agreement, and Acquirer and the Surviving Corporation shall in any event be liable for the payment thereof. The Payment Fund shall not be used for any other purpose. The Acquirer shall pay all charges and expenses, including those of the Exchange Agent, in connection with the exchange of shares of Target Common Stock for the Per Share Merger Consideration. Promptly after the Effective Time, Acquirer shall send, or shall cause the Exchange Agent to send, to each record holder of shares of Target Common Stock at the Effective Time, a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Book-Entry Shares to the Exchange Agent) for use in such exchange.

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(b) Each holder of shares of Target Common Stock that have been converted into the right to receive the Per Share Merger Consideration shall be entitled to receive the Per Share Merger Consideration in respect of the Target Common Stock represented by a Certificate or Book-Entry Share upon (i) surrender to the Exchange Agent of a Certificate, together with a duly completed and validly executed letter of transmittal and such other documents as may reasonably be requested by the Exchange Agent, or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of Book-Entry Shares. Until so surrendered or transferred, as the case may be, and subject to the terms set forth in Section 2.03, each such Certificate or Book-Entry Share, as applicable, shall represent after the Effective Time for all purposes only the right to receive the Per Share Merger Consideration payable in respect thereof. No interest shall be paid or accrued on the cash payable upon the surrender or transfer of any Certificate or Book-Entry Share. Upon payment of the Per Share Merger Consideration pursuant to the provisions of this Article II, each Certificate or Certificates so surrendered shall immediately be cancelled.

(c) If any portion of the Per Share Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Book-Entry Share, as applicable, is registered, it shall be a condition to such payment that (i) such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Book-Entry Share shall be properly transferred, and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other Tax required as a result of such payment to a Person other than the registered holder of such Certificate or Book-Entry Share, as applicable, or establish to the reasonable satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d) All Per Share Merger Consideration paid upon the surrender of Certificates or transfer of Book-Entry Shares in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Target Common Stock formerly represented by such Certificate or Book-Entry Shares, and from and after the Effective Time, there shall be no further registration of transfers of shares of Target Common Stock on the stock transfer books of the Surviving Corporation. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation, they shall be cancelled and exchanged for the Per Share Merger Consideration provided for, and in accordance with the procedures set forth, in this Article II.

(e) Any portion of the Payment Fund that remains unclaimed by the holders of Shares six (6) months after the Effective Time shall be returned to Acquirer, upon demand, and any such holder who has not exchanged shares of Target Common Stock or Target Preferred Stock for the Per Share Merger Consideration in accordance with this Section 2.02 prior to that time shall thereafter look only to Acquirer for payment of the Per Share Merger Consideration. Notwithstanding the foregoing, Acquirer shall not be liable to any holder of shares of Target Common Stock or Target Preferred Stock for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar Laws. Any amounts remaining unclaimed by holders of shares of Target Common Stock or Target Preferred Stock two (2) years after the Effective Time (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Entity) shall become, to the extent permitted by applicable Law, the property of Acquirer free and clear of any claims or interest of any Person previously entitled thereto.

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(f) Any portion of the Merger Consideration made available to the Exchange Agent in respect of any Dissenting Shares shall be returned to Acquirer, upon demand.

Section 2.03 Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, including Section 2.01, shares of Target Common Stock or Target Preferred Stock issued and outstanding immediately prior to the Effective Time (other than shares cancelled in accordance with Section 2.01(a)) and held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who has properly exercised appraisal rights of such shares in accordance with Section 262 of the DGCL (such shares of Target Common Stock and Target Preferred Stock being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect or otherwise loses such holder’s appraisal rights under the DGCL with respect to such shares) shall not be converted into a right to receive the Per Share Merger Consideration, but instead shall be entitled to only such rights as are granted by Section 262 of the DGCL; provided, however, that if, after the Effective Time, such holder fails to perfect, withdraws or loses such holder’s right to appraisal pursuant to Section 262 of the DGCL or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, such shares of Target Common Stock and Target Preferred Stock shall be treated as if they had been converted as of the Effective Time into the right to receive the Per Share Merger Consideration in accordance with Section 2.01(b), without interest thereon, upon surrender of such Certificate formerly representing such share or transfer of such Book-Entry Share, as the case may be. The Target shall provide Acquirer prompt written notice of any demands received by the Target for appraisal of shares of Target Common Stock and Target Preferred Stock, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Target prior to the Effective Time pursuant to the DGCL that relates to such demand, and Acquirer shall have the opportunity and right to direct all negotiations and proceedings with respect to such demands. Except with the prior written consent of Acquirer, the Target shall not make any payment with respect to, or settle or offer to settle, any such demands.

Section 2.04 Withholding Rights. Each of the Exchange Agent, Acquirer and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article II such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended, and applicable Treasury Regulations issued pursuant thereto (the “Code”), or any provision of state, local or foreign Tax Law. To the extent that amounts are so deducted and withheld by the Exchange Agent, Acquirer, or the Surviving Corporation, as the case may be, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which the Exchange Agent, Acquirer, or the Surviving Corporation, as the case may be, made such deduction and withholding.

Section 2.05 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Acquirer, the posting by such Person of a bond, in such reasonable amount as Acquirer may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Per Share Merger Consideration to be paid in respect of the Shares formerly represented by such Certificate as contemplated under this Article II.

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Section 2.06 Treatment of Stock Options.

(a) The Target shall take all requisite action so that, at the Effective Time, each option to acquire shares of Target Common Stock (each, a “Target Stock Option”) that is outstanding immediately prior to the Effective Time, whether or not then vested, exercisable or deliverable, as the case may be, shall be, assumed by Acquirer as reflected on Section 2.06 of the Target Disclosure Letter.

(b) At or prior to the Effective Time, the Target, the Target Board and the compensation committee of such board, as applicable, shall adopt any resolutions and take any actions (including obtaining any employee consents) that may be necessary to effectuate the provisions of paragraph (a) of this Section 2.06.

Section 2.07 Treatment of Warrants.

(a) The Target shall take all requisite action so that, at the Effective Time, each warrant to acquire shares of Target Common Stock (collectively, the “Warrants”) that is outstanding immediately prior to the Effective Time, whether or not then vested or exercisable, shall be, assumed by Acquirer as reflected on Section 2.07 of the Target Disclosure Letter.

(b) At or prior to the Effective Time, the Target and the Target Board, as applicable, shall adopt any resolutions and take any actions (including obtaining any required consents) that may be necessary to effectuate the provisions of paragraph (a) of this Section 2.07.

Section 2.08 Treatment of Restricted Stock Units. The Target shall take all requisite action so that, at the Effective Time, each unvested restricted stock unit that is outstanding immediately prior to the Effective Time shall become vested and shall be assumed by Acquirer as reflected on Section 2.08 of the Target Disclosure Letter.

Section 2.09 Fractional Shares. Notwithstanding any other provision of this Agreement, each holder of shares of Target Common Stock or Target Preferred Stock exchanged pursuant to this Agreement who would otherwise have been entitled to receive a fraction of a share of Acquirer Common Stock (after taking into account all Certificates and Book-Entry Shares delivered by such holder) shall receive, in lieu thereof, one whole share of Acquirer Common Stock.

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Article III
Representations and Warranties of the Target

Except as set forth in the correspondingly numbered Section of the Target disclosure letter, (the “Target Disclosure Letter”), the Target hereby represents and warrants to Acquirer that the statements contained in this Article III are true and correct as of the date of this Agreement and will be true and correct as of the Closing Date as follows:

Section 3.01 Organization; Standing and Power; Charter Documents; Minutes; Subsidiaries.

(a) Organization; Standing and Power. The Target and each of its Subsidiaries is a corporation, limited liability company or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the Laws of its jurisdiction of organization, and has the requisite corporate, limited liability company or other organizational, as applicable, power and authority to own, lease and operate its assets and to carry on its business as now conducted. Each of the Target and its Subsidiaries is duly qualified or licensed to do business as a foreign corporation, limited liability company or other legal entity and is in good standing (with respect to jurisdictions that recognize the concept of good standing) in each jurisdiction where the character of the assets and properties owned, leased or operated by it or the nature of its business makes such qualification or license necessary, except where the failure to be so qualified or licensed or to be in good standing, would not reasonably be expected to have, individually or in the aggregate, a Target Material Adverse Effect.

(b) Charter Documents. The Target has delivered or made available to Acquirer a true and correct copy of the certificate of incorporation (including any certificate of designations), by-laws or like organizational documents, each as amended to date (collectively, the “Charter Documents”), of the Target and each of its Subsidiaries. Neither the Target nor any of its Subsidiaries is in violation of any of the provisions of its Charter Documents.

(c) Minutes. The Target has made available to Acquirer true and correct copies of the minutes (or, in the case of minutes that have not yet been finalized, a brief summary of the meeting) of all meetings of stockholders, the Target Board and each committee of the Target Board since January 1, 2011.

(d) Subsidiaries. Section 3.01(d)(i) of the Target Disclosure Letter lists each of the Subsidiaries of the Target as of the date hereof and its place of organization. Section 3.01(d)(ii) of the Target Disclosure Letter sets forth, for each Subsidiary that is not, directly or indirectly, wholly owned by the Target, (x) the number and type of any capital stock of, or other equity or voting interests in, such Subsidiary that is outstanding as of the date hereof and (y) the number and type of shares of capital stock of, or other equity or voting interests in, such Subsidiary that, as of the date hereof, are owned, directly or indirectly, by the Target. All of the outstanding shares of capital stock of, or other equity or voting interests in, each Subsidiary of the Target that is owned directly or indirectly by the Target have been validly issued, were issued free of pre-emptive rights and are fully paid and non-assessable, and are free and clear of all Liens, including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity or voting interests, except for any Liens (x) imposed by applicable securities Laws or (y) arising pursuant to the Charter Documents of any non-wholly owned Subsidiary of the Target. Except for the capital stock of, or other equity or voting interests in, its Subsidiaries, the Target does not own, directly or indirectly, any capital stock of, or other equity or voting interests in, any Person.

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Section 3.02 Capital Structure.

(a) Capital Stock. The authorized capital stock of the Target consists of: (i) two hundred million (200,000,000) shares of Target Common Stock and (ii) fifty million shares of preferred stock, par value $0.0001 per share (“Target Preferred Stock”). Of the fifty million (50,000,000) shares of Target Preferred Stock, (A) one hundred thousand (100,000) shares have been designated Series A Preferred Stock, par value $0.0001 per share, (B) five million (5,000,000) shares have been designated Series B Preferred Stock, par value $0.0001 per share, (C) one hundred thousand (100,000) shares have been designated Series C Preferred Stock, par value $0.0001 per share and (D) one hundred (100) shares have been designated Series E Preferred Stock, $0.0001 par value per share. As of the date of this Agreement, (v) 4,737,252 shares of Target Common Stock, were issued and outstanding, (w) no shares of Series A Preferred Stock were issued or outstanding, (x) 100,000 shares of Series B Preferred Stock were issued and outstanding, (y) 1,550 shares of Series C Preferred Stock were issued and outstanding and (z) no shares of Series E Preferred Stock were issued or outstanding. No shares of Target Common Stock or Target Preferred Stock were issued and held by the Target in its treasury. All of the outstanding shares of capital stock of the Target are, and all shares of capital stock of the Target which may be issued as contemplated or permitted by this Agreement will be, when issued, duly authorized and validly issued, fully paid and nonassessable and not subject to any pre-emptive rights. No Subsidiary of the Target owns any Target Securities.

(b) Stock Awards.

(i) As of the date of this Agreement, an aggregate of 9,500 shares of Target Common Stock were subject to issuance pursuant to Target Stock Options or Target Stock Awards granted under the 2012 Equity Incentive Plan or any predecessor plans (the “Target Stock Plans”). Section 3.02(b)(i) of the Target Disclosure Letter sets forth as of the date hereof a list of each outstanding Target Equity Award granted under the Target Stock Plans and (A) the name of the holder of such Target Equity Award, (B) the number of shares of Target Common Stock subject to such outstanding Target Equity Award, (C) the exercise price, purchase price or similar pricing of such Target Equity Award, (D) the date on which such Target Equity Award was granted or issued, (E) the applicable vesting schedule, and the extent to which such Target Equity Award is vested and exercisable as of the date hereof, and (F) with respect to Target Stock Options, the date on which such Target Stock Option expires. All shares of Target Common Stock subject to issuance under the Target Stock Plans, upon issuance in accordance with the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable.

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(ii) Except for the Target Stock Plans and as set forth in Section 3.02(b)(ii) of the Target Disclosure Letter, there are no Contracts to which the Target is a party obligating the Target to accelerate the vesting of any Target Equity Award as a result of the transactions contemplated by this Agreement (whether alone or upon the occurrence of any additional or subsequent events). Other than the Target Preferred Stock, Target Equity Awards, the Target Stock Options, and the Warrants, as of the date hereof, there are no outstanding (A) securities of the Target or any of its Subsidiaries convertible into or exchangeable for Voting Debt or shares of capital stock of the Target, (B) options, warrants or other agreements or commitments to acquire from the Target or any of its Subsidiaries, or obligations of the Target or any of its Subsidiaries to issue, any Voting Debt or shares of capital stock of (or securities convertible into or exchangeable for shares of capital stock of) the Target or (C) restricted shares, restricted stock units, stock appreciation rights, performance shares, profit participation rights, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital stock of the Target, in each case that have been issued by the Target or its Subsidiaries (the items in clauses (A), (B) and (C), together with the capital stock of the Target, being referred to collectively as “Target Securities”). All outstanding shares of Target Common Stock, all outstanding Target Equity Awards, all outstanding Warrants, and all outstanding shares of capital stock, voting securities or other ownership interests in any Subsidiary of the Target, have been issued or granted, as applicable, in compliance in all material respects with all applicable securities Laws.

(iii) Except as set forth in the Warrants, there are no outstanding Contracts requiring the Target or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Target Securities or Target Subsidiary Securities. Neither the Target nor any of its Subsidiaries is a party to any voting agreement with respect to any Target Securities or Target Subsidiary Securities.

(c) Voting Debt; Warrants; Restricted Stock Units. Except as disclosed on Section 3.02(b)(i) of the Target Disclosure Letter, the Target has no indebtedness outstanding. As of the date hereof, an aggregate of (i) 119,374 shares of Target Common Stock are subject to and 119,374 shares of Target Common Stock are reserved for issuance upon exercise of the Warrants, (ii) 9,500 shares of Target Common Stock are subject to and reserved for issuance upon exercise of the Target Stock Options, and (iii) 910,000 shares of Target Common Stock are reserved for issuance upon the vesting of restricted stock units. Upon the consummation of the Merger, all 910,000 issued and outstanding restricted stock units will vest and will automatically be exchanged for 910,000 of Target Common Stock and holders of such shares of Target Common Stock received upon exchange of the restricted stock units will be entitled to receive the Per Share Merger Consideration for each such share received.

(d) Target Subsidiary Securities. As of the date hereof, there are no outstanding (i) securities of the Target or any of its Subsidiaries convertible into or exchangeable for Voting Debt, capital stock, voting securities or other ownership interests in any Subsidiary of the Target, (ii) options, warrants or other agreements or commitments to acquire from the Target or any of its Subsidiaries, or obligations of the Target or any of its Subsidiaries to issue, any Voting Debt, capital stock, voting securities or other ownership interests in (or securities convertible into or exchangeable for capital stock, voting securities or other ownership interests in) any Subsidiary of the Target, or (iii) restricted shares, restricted stock units, stock appreciation rights, performance shares, profit participation rights, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or voting securities of, or other ownership interests in, any Subsidiary of the Target, in each case that have been issued by a Subsidiary of the Target (the items in clauses (i), (ii) and (iii), together with the capital stock, voting securities or other ownership interests of such Subsidiaries, being referred to collectively as “Target Subsidiary Securities”).

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Section 3.03 Authority; Non-contravention; Governmental Consents.

(a) Authority. The Target has all requisite corporate power and authority to enter into and to perform its obligations under this Agreement and, subject to, in the case of the consummation of the Merger, adoption of this Agreement by the affirmative vote or consent of the holders of (i) a majority of the outstanding shares of Target Common Stock and Target Preferred Stock (on an as-converted to Target Common Stock basis), (ii) a majority of the issued and outstanding shares of Series B Preferred Stock of the Target (voting as a separate class), and (iii) a majority of the issued and outstanding shares of Series C Preferred Stock of the Target (voting as a separate class) (collectively, the “Requisite Target Vote”), to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Target and the consummation by the Target of the transactions contemplated hereby has been duly authorized by all necessary corporate action on the part of the Target and no other corporate proceedings on the part of the Target are necessary to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby, subject only, in the case of consummation of the Merger, to the receipt of the Requisite Target Vote. The Requisite Target Vote is the only vote or consent of the holders of any class or series of the Target’s capital stock necessary to approve and adopt this Agreement, approve the Merger and consummate the Merger and the other transactions contemplated hereby. Subject to the foregoing Requisite Target Vote, this Agreement has been duly executed and delivered by the Target and, assuming due execution and delivery by Acquirer, constitutes the valid and binding obligation of the Target, enforceable against the Target in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar Laws affecting creditors’ rights generally and by general principles of equity.

(b) Non-contravention. The execution, delivery and performance of this Agreement by the Target, and the consummation by the Target of the transactions contemplated by this Agreement, including the Merger, do not and will not: (i) contravene or conflict with, or result in any violation or breach of, the Charter Documents of the Target or any of its Subsidiaries; (ii) subject to compliance with the requirements set forth in clauses (i) through (v) of Section 3.03(c) and, in the case of the consummation of the Merger, obtaining the Requisite Target Vote, conflict with or violate any Law applicable to the Target, any of its Subsidiaries or any of their respective properties or assets; (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation, or require any Consent under, any Contract to which the Target or any of its Subsidiaries is a party or otherwise bound as of the date hereof; or (iv) result in the creation of a Lien (other than Permitted Liens) on any of the properties or assets of the Target or any of its Subsidiaries, except, in the case of each of clauses (ii), (iii) and (iv), for any conflicts, violations, breaches, defaults, alterations, terminations, amendments, accelerations, cancellations or Liens, or where the failure to obtain any Consents, in each case, would not reasonably be expected to have, individually or in the aggregate, a Target Material Adverse Effect.

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(c) Governmental Consents. No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to (any of the foregoing being a “Consent”), any supranational, national, state, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission or other governmental authority, or any quasi-governmental or private body exercising any regulatory or other governmental or quasi-governmental authority (a “Governmental Entity”) is required to be obtained or made by the Target in connection with the execution, delivery and performance by the Target of this Agreement or the consummation by the Target of the Merger and other transactions contemplated hereby, except for: (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware; (ii) the filing of the Proxy Statement and Registration Statement with the Securities and Exchange Commission (“SEC”) in accordance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and such reports under the Exchange Act as may be required in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement; (iii) such Consents as may be required under (A) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) or (B) any other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments or lessening of competition or creation or strengthening of a dominant position through merger or acquisition (“Foreign Antitrust Laws” and, together with the HSR Act, the “Antitrust Laws”), in any case that are applicable to the transactions contemplated by this Agreement; (iv) such Consents as may be required under applicable state securities or “blue sky” Laws and the securities Laws of any foreign country or the rules and regulations of any securities exchange applicable to Target); (v) the other Consents of Governmental Entities listed in Section 3.03(c) of the Target Disclosure Letter; and (vi) such other Consents which if not obtained or made would not reasonably be expected to have, individually or in the aggregate, a Target Material Adverse Effect.

(d) Board Approval. The Target Board, by resolutions duly adopted by unanimous vote at a meeting of all directors of the Target duly called and held and, as of the date hereof, not subsequently rescinded or modified in any way, has, as of the date hereof (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, the Target’s stockholders, (ii) approved and declared advisable the “agreement of merger” (as such term is used in Section 251 of the DGCL) contained in this Agreement and the transactions contemplated by this Agreement, including the Merger, in accordance with the DGCL, (iii) directed that the “agreement of merger” contained in this Agreement be submitted to Target’s stockholders for adoption, and (iv) subject to Section 5.04(b), resolved to recommend that Target stockholders adopt the “agreement of merger” set forth in this Agreement (collectively, the “Target Board Recommendation”) and directed that such matter be submitted for consideration of the stockholders of the Target at the Target Stockholders Meeting.

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(e) Takeover Statutes. No “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar anti-takeover statute or regulation (including Section 203 of the DGCL) enacted under any federal, state, local or foreign laws applicable to the Target is applicable to this Agreement, the Merger or any of the other transactions contemplated by this Agreement. The Target Board has taken all actions so that the restrictions contained in Section 203 of the DGCL applicable to a “business combination” (as defined in such Section 203) will not apply to the execution, delivery or performance of this Agreement and the consummation of the Merger and the other transactions contemplated hereby.

Section 3.04 SEC Filings; Financial Statements; Internal Controls; Sarbanes-Oxley Act Compliance.

(a) SEC Filings. The Target has timely filed with or furnished to, as applicable, the SEC all registration statements, prospectuses, reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated by reference) required to be filed or furnished by it with the SEC since January 1, 2012 (the “Target SEC Documents”). The Target has made available to Acquirer all such Target SEC Documents that it has so filed or furnished prior to the date hereof. As of their respective filing dates (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof), each of the Target SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), and the Exchange Act, and the rules and regulations of the SEC thereunder applicable to such Target SEC Documents. None of the Target SEC Documents, including any financial statements, schedules or exhibits included or incorporated by reference therein at the time they were filed (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Target’s Subsidiaries is required to file or furnish any forms, reports or other documents with the SEC.

(b) Financial Statements. Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Target SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto as of their respective dates; (ii) was prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and, in the case of unaudited interim condensed consolidated financial statements, as may be permitted by the SEC for Quarterly Reports on Form 10-Q); and (iii) fairly presented in all material respects the consolidated financial position of the Target and its consolidated Subsidiaries at the respective dates thereof and the consolidated results of the Target’s operations and cash flows for the periods indicated therein, subject, in the case of unaudited interim condensed consolidated financial statements, to normal and year-end audit adjustments as permitted by GAAP and the applicable rules and regulations of the SEC.

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(c) Internal Controls. The Target and each of its Subsidiaries has established and maintains a system of “internal controls over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is sufficient to provide reasonable assurance (i) regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, (ii) that receipts and expenditures of the Target and its Subsidiaries are being made only in accordance with authorizations of management and the Target Board, and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Target’s and its Subsidiaries’ assets that could have a material effect on the Target’s financial statements.

(d) Disclosure Controls and Procedures. The Target’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are designed to ensure that all information (both financial and non-financial) required to be disclosed by the Target in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Target’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of the Target required under the Exchange Act with respect to such reports. The Target has disclosed, based on its most recent evaluation of such disclosure controls and procedures prior to the date of this Agreement, to the Target’s auditors and the Target Board and on Section 3.04(d) of the Target Disclosure Letter (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that could adversely affect in any material respect the Target’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Target’s internal controls over financial reporting. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meaning assigned to them in Public Company Accounting Oversight Board Auditing Standard 2, as in effect on the date of this Agreement.

(e) Undisclosed Liabilities. The audited balance sheet of the Target dated as of December 31, 2013 contained in the Target SEC Documents filed prior to the date hereof is hereinafter referred to as the “Target Balance Sheet.” Neither the Target nor any of its Subsidiaries has any Liabilities other than Liabilities that (i) are reflected or recorded on the Target Balance Sheet (including in the notes thereto), (ii) were incurred since the date of the Target Balance Sheet in the ordinary course of business or are reflected or recorded on an interim balance sheet (including the notes thereto) contained in any Target SEC Documents, (iii) are incurred in connection with the transactions contemplated by this Agreement, (iv) would not reasonably be expected to have, individually or in the aggregate, a Target Material Adverse Effect, or (e) are disclosed on Section 3.04(e) of the Target Disclosure Letter.

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(f) Off-balance Sheet Arrangements. Neither the Target nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Target and any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Target or any of its Subsidiaries in the Target’s or such Subsidiary’s published financial statements or other Target SEC Documents.

(g) Sarbanes-Oxley Compliance. Each of the principal executive officer and the principal financial officer of the Target (or each former principal executive officer and each former principal financial officer of the Target, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (including the rules and regulations promulgated thereunder, the “Sarbanes-Oxley Act”) with respect to the Target SEC Documents, and the statements contained in such certifications are true and accurate in all material respects. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act. Neither the Target nor any of its Subsidiaries has outstanding (nor has arranged or modified since the enactment of the Sarbanes-Oxley Act) any “extensions of credit” (within the meaning of Section 402 of the Sarbanes-Oxley Act) to directors or executive officers (as defined in Rule 3b-7 under the Exchange Act) of the Target or any of its Subsidiaries. The Target is otherwise in compliance with all applicable provisions of the Sarbanes-Oxley Act, except for any non-compliance that would not reasonably be expected to have, individually or in the aggregate, a Target Material Adverse Effect.

Section 3.05 Absence of Certain Changes or Events. Since the date of the Target Balance Sheet, except in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, the business of the Target and each of its Subsidiaries has been conducted in the ordinary course of business and there has not been or occurred:

(a) any Target Material Adverse Effect or any event, condition, change or effect that could reasonably be expected to have, individually or in the aggregate, a Target Material Adverse Effect; or

(b) any event, condition, action or effect that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 5.01.

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Section 3.06 Taxes.

(a) Tax Returns and Payment of Taxes. The Target and each of its Subsidiaries have duly and timely filed or caused to be filed (taking into account any valid extensions) all material Tax Returns required to be filed by them. Such Tax Returns are true, complete and correct in all material respects. Neither Target nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return other than extensions of time to file Tax Returns obtained in the ordinary course of business consistent with past practice. All material Taxes due and owing by the Target or any of its Subsidiaries (whether or not shown on any Tax Return) have been timely paid or, where payment is not yet due, the Target has made an adequate provision for such Taxes in the Target’s financial statements (in accordance with GAAP). The Target’s most recent financial statements reflect an adequate reserve (in accordance with GAAP) for all material Taxes payable by the Target and its Subsidiaries through the date of such financial statements. Neither the Target nor any of its Subsidiaries has incurred any material liability for Taxes since the date of the Target’s most recent financial statements outside the ordinary course of business or otherwise inconsistent with past practice.

(b) Availability of Tax Returns. The Target has made available to Acquirer complete and accurate copies of all federal, state, local and foreign income, franchise and other material Tax Returns filed by or on behalf of the Target or its Subsidiaries for any Tax period ending after December 31, 2008.

(c) Withholding. The Target and each of its Subsidiaries have withheld and paid each material Tax required to have been withheld and paid in connection with amounts paid or owing to any Employee, independent contractor, creditor, customer, stockholder or other party, and materially complied with all information reporting and backup withholding provisions of applicable Law.

(d) Liens. There are no Liens for material Taxes upon the assets of the Target or any of its Subsidiaries other than for current Taxes not yet due and payable or for Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP has been made in the Target’s financial statements.

(e) Tax Deficiencies and Audits. No deficiency for any material amount of Taxes which has been proposed, asserted or assessed in writing by any taxing authority against the Target or any of its Subsidiaries remains unpaid. There are no waivers or extensions of any statute of limitations currently in effect with respect to Taxes of the Target or any of its Subsidiaries. There are no audits, suits, proceedings, investigations, claims, examinations or other administrative or judicial proceedings ongoing or pending with respect to any material Taxes of the Target or any of its Subsidiaries.

(f) Tax Jurisdictions. No claim has ever been made in writing by any taxing authority in a jurisdiction where the Target and its Subsidiaries do not file Tax Returns that the Target or any of its Subsidiaries is or may be subject to Tax in that jurisdiction.

(g) Tax Rulings. Neither the Target nor any of its Subsidiaries has requested or is the subject of or bound by any private letter ruling, technical advice memorandum or similar ruling or memorandum with any taxing authority with respect to any material Taxes, nor is any such request outstanding.

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(h) Consolidated Groups, Transferee Liability and Tax Agreements. Neither Target nor any of its Subsidiaries (i) has been a member of a group filing Tax Returns on a consolidated, combined, unitary or similar basis, (ii) has any material liability for Taxes of any Person (other than the Target or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any comparable provision of local, state or foreign Law), as a transferee or successor, by Contract, or otherwise, or (iii) is a party to, bound by or has any material liability under any Tax sharing, allocation or indemnification agreement or arrangement (other than customary Tax indemnifications contained in credit or other commercial agreements the primary purpose of which agreements does not relate to Taxes).

(i) Change in Accounting Method. Neither Target nor any of its Subsidiaries has agreed to make, nor is it required to make, any adjustment under Sections 481(a) of the Code or any comparable provision of state, local or foreign Tax Laws by reason of a change in accounting method or otherwise.

(j) Post-Closing Tax Items. The Target and its Subsidiaries will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date, (ii) installment sale or open transaction disposition made on or prior to the Closing Date, or (iii) prepaid amount received on or prior to the Closing Date.

(k) Ownership Changes. Without regard to this Agreement, neither the Target nor any of its Subsidiaries has undergone an “ownership change” within the meaning of Section 382 of the Code.

(l) U.S. Real Property Holding Corporation. Neither Target nor any of its Subsidiaries has been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(a) of the Code.

(m) Section 355. Neither Target nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code.

(n) Reportable Transactions. Neither Target nor any of its Subsidiaries has been a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b).

Section 3.07 Intellectual Property.

(a) Certain Owned Target IP. Section 3.07(a) of the Target Disclosure Letter contains a true and complete list, as of the date hereof, of all: (i) Target-Owned IP that is the subject of any issuance, registration, certificate, application or other filing by, to or with any Governmental Entity or authorized private registrar, including registered Trademarks, registered Copyrights, issued Patents, domain name registrations and pending applications for any of the foregoing; and (ii) material unregistered Target-Owned IP.

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(b) Right to Use; Title. The Target or one of its Subsidiaries is the sole and exclusive owner of all right, title and interest in and to, or has the valid right to use all Intellectual Property used or held for use in or necessary for the conduct of the business of the Target and its Subsidiaries as currently conducted and contemplated (“Target IP”), free and clear of all Liens other than Permitted Liens, except as would not reasonably be expected to have, individually or in the aggregate, a Target Material Adverse Effect.

(c) Validity and Enforceability. The Target and its Subsidiaries’ rights in the Target-Owned IP are valid, subsisting and enforceable, except as would not reasonably be expected to have, individually or in the aggregate, a Target Material Adverse Effect. The Target and each of its Subsidiaries has taken reasonable steps to maintain the Target IP and to protect and preserve the confidentiality of all Trade Secrets included in the Target IP, except where the failure to take such actions would not reasonably be expected to have, individually or in the aggregate, a Target Material Adverse Effect.

(d) Target IP Agreements. Section 3.07(d) of the Target Disclosure Letter contains a complete and accurate list of all Target IP Agreements other than licenses for shrinkwrap, clickwrap or other similar commercially available off-the-shelf Software that has not been modified or customized by a third party for the Target or any of its Subsidiaries. The consummation of the transactions contemplated hereunder will not result in the loss or impairment of any rights of the Target or any of its Subsidiaries under any of the Target IP Agreements, except as would not reasonably be expected to have, individually or in the aggregate, a Target Material Adverse Effect.

(e) Non-Infringement. Except as would not be reasonably be expected to have, individually or in the aggregate, a Target Material Adverse Effect, (i) the conduct of the businesses of the Target and any of its Subsidiaries has not infringed, misappropriated or otherwise violated, and is not infringing, misappropriating or otherwise violating, any Intellectual Property of any other Person; and (ii) to the Knowledge of the Target, no third party is infringing upon, violating or misappropriating any Target Intellectual Property.

(f) IP Legal Actions and Orders. To the Knowledge of the Target, there are no Legal Actions pending or threatened: (i) alleging any infringement, misappropriation or violation of the Intellectual Property of any Person by the Target or any of its Subsidiaries; (ii) challenging the validity, enforceability or ownership of any Target-Owned IP or the Target or any of its Subsidiaries’ rights with respect to any Target IP, in each case except for such Legal Actions that would not reasonably be expected to have, individually or in the aggregate, a Target Material Adverse Effect. The Target and its Subsidiaries are not subject to any outstanding Order that restricts or impairs the use of any Target IP, except where compliance with such Order would not reasonably be expected to have, individually or in the aggregate, a Target Material Adverse Effect.

Section 3.08 Compliance; Permits.

(a) Compliance. The Target and each of its Subsidiaries is and, since January 1, 2012, has been in compliance with, all Laws or Orders applicable to the Target or any of its Subsidiaries or by which the Target or any of its Subsidiaries or any of their respective businesses or properties is bound, except for such non-compliance that would not reasonably be expected to have, individually or in the aggregate, a Target Material Adverse Effect. Since January 1, 2012, no Governmental Entity has issued any notice or notification stating that the Target or any of its Subsidiaries is not in compliance with any Law, except where such non-compliance would not reasonably be expected to have, individually or in the aggregate, a Target Material Adverse Effect.

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(b) Permits. The Target and its Subsidiaries hold, to the extent legally required to operate their respective businesses as such businesses are being operated as of the date hereof, all permits, licenses, clearances, authorizations and approvals from Governmental Entities (collectively, “Permits”), except for any Permits for which the failure to obtain or hold would not reasonably be expected to have, individually or in the aggregate, a Target Material Adverse Effect. To the Knowledge of the Target, no suspension or cancellation of any Permits of the Target or any of its Subsidiaries is pending threatened, except for any such suspension or cancellation which would not reasonably be expected to have, individually or in the aggregate, a Target Material Adverse Effect. The Target and each of its Subsidiaries is and, since January 1, 2012, has been in compliance with the terms of all Permits, except where the failure to be in such compliance would not reasonably be expected to have, individually or in the aggregate, a Target Material Adverse Effect.

Section 3.09 Litigation. To the Knowledge of the Target, as of the date hereof, (or the Closing Date, as applicable) there is no claim, action, suit, arbitration, proceeding or governmental investigation (each, a “Legal Action”) pending or threatened against the Target or any of its Subsidiaries or any of their respective properties or assets or, to the Knowledge of the Target, any executive officer or director of the Target or any of its Subsidiaries in their capacities as such, in each case by or before any Governmental Entity, other than any such Legal Action that (a) does not involve an amount in controversy in excess of $50,000, and (b) does not seek material injunctive or other material non-monetary relief. None of the Target or any of its Subsidiaries is subject to any order, writ, assessment, decision, injunction, decree, ruling or judgment of a Governmental Entity (“Order”), whether temporary, preliminary or permanent, which would reasonably be expected to have, individually or in the aggregate, a Target Material Adverse Effect. As of the date hereof, to the Knowledge of the Target, there are no SEC inquiries or investigations, other governmental inquiries or investigations or internal investigations pending or threatened, in each case regarding any accounting practices of the Target or any of its Subsidiaries or any malfeasance by any executive officer of the Target.

Section 3.10 Brokers’ and Finders’ Fees. The Target has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

Section 3.11 Related Party Transactions. Other than described on Section 3.11 of the Target Disclosure Letter, no executive officer or director of the Target or any of its Subsidiaries or any person owning 5% or more of the shares of Target Common Stock (or any of such person’s immediate family members or Affiliates or associates) is a party to any Contract with or binding upon the Target or any of its Subsidiaries or any of their respective assets, rights or properties or has any interest in any property owned by the Target or any of its Subsidiaries or has engaged in any transaction with any of the foregoing within the last twelve (12) months.

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Section 3.12 Employee Matters.

(a) Schedule. Section 3.12(a) of the Target Disclosure Letter contains an accurate and complete list, as of the date hereof, of each material plan, program, policy, agreement, collective bargaining agreement or other arrangement providing for compensation, severance, deferred compensation, performance awards, stock or stock-based awards, fringe, retirement, death, disability or medical benefits or other employee benefits or remuneration of any kind, including each employment, severance, retention, change in control or consulting plan, program arrangement or agreement, in each case whether written or unwritten or otherwise, funded or unfunded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, which is or has been sponsored, maintained, contributed to, or required to be contributed to, by the Target or any of its Subsidiaries for the benefit of any current or former employee, independent contractor, consultant or director of the Target or any of its Subsidiaries (each, a “Target Employee”), or with respect to which the Target or any of its Subsidiaries has or may have any material Liability (collectively, the “Target Employee Plans”).

(b) Documents. The Target has made available to Acquirer correct and complete copies (or, if a plan is not written, a written description) of all Target Employee Plans and amendments thereto in each case that are in effect as of the date hereof, and, to the extent applicable, (i) all related trust agreements, funding arrangements and insurance contracts now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise, (ii) the most recent determination letter received regarding the tax-qualified status of each Target Employee Plan, (iii) the most recent financial statements for each Target Employee Plan, (iv) the Form 5500 Annual Returns/Reports for the most recent plan year for each Target Employee Plan, (v) the current summary plan description for each Target Employee Plan and (vi) all actuarial valuation reports related to any Target Employee Plans.

(c) Employee Plan Compliance. (i) Each Target Employee Plan has been established, administered, and maintained in all material respects in accordance with its terms and in material compliance with applicable Laws, including but not limited to ERISA and the Code; (ii) all the Target Employee Plans that are intended to be qualified under Section 401(a) of the Code are so qualified and have received timely determination letters from the IRS and, as of the date hereof, no such determination letter has been revoked nor, to the Knowledge of the Target, has any such revocation been threatened, and to the Knowledge of the Target, as of the date hereof, no circumstance exists that is likely to result in the loss of such qualified status under Section 401(a) of the Code; (iii) the Target and its Subsidiaries, where applicable, have timely made all material contributions and other material payments required by and due under the terms of each Target Employee Plan and applicable Law, and all benefits accrued under any unfunded Target Employee Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with GAAP; (iv) except to the extent limited by applicable Law, each Target Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without material liability to Acquirer, the Target or any of its Subsidiaries (other than ordinary administration expenses and in respect of accrued benefits thereunder); (v) as of the date hereof, there are no material audits, inquiries or Legal Actions pending or, to the Knowledge of the Target, threatened by the IRS or the U.S. Department of Labor, or any similar Governmental Entity with respect to any Target Employee Plan; (vi) as of the date hereof, there are no material Legal Actions pending, or, to the Knowledge of the Target, threatened with respect to any Target Employee Plan (in each case, other than routine claims for benefits); and (vii) to the Knowledge of the Target, neither the Target nor any of its Subsidiaries has engaged in a transaction that could subject the Target or any Subsidiary to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA.

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(d) Neither the Target nor any Target ERISA Affiliate has incurred or reasonably expects to incur, either directly or indirectly, any material liability under Title I or Title IV of ERISA, or related provisions of the Code or foreign Law or regulations relating to employee benefit plans.

(e) Certain Target Employee Plans. With respect to each Target Employee Plan:

(i) no such plan is a “multi-employer plan” within the meaning of Section 3(37) of ERISA or a “multiple employer plan” within the meaning of Section 413(c) of the Code and neither the Target nor any of its ERISA affiliates has at any time contributed to or had any liability or obligation in respect of any such multiple employer plan;

(ii) no Legal Action has been initiated by the Pension Benefit Guaranty Corporation to terminate any such plan or to appoint a trustee for any such plan;

(iii) except as set forth in Section 3.12(e) of the Target Disclosure Letter, no such plan is subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code, and no plan listed in Section 3.12(e) of the Target Disclosure Letter has failed to satisfy the minimum funding standards of Section 302 of ERISA or Section 412 of the Code; and

(iv) no “reportable event,” as defined in Section 4043 of ERISA, has occurred with respect to any such plan.

(f) No Post-Employment Obligations. No Target Employee Plan provides post-termination or retiree welfare benefits to any person for any reason, except as may be required by COBRA or other applicable Law, and neither the Target nor any Target ERISA Affiliate has any Liability to provide post-termination or retiree welfare benefits to any person or ever represented, promised or contracted to any Target Employee (either individually or to Target Employees as a group) or any other person that such Target Employee(s) or other person would be provided with post-termination or retiree welfare benefits, except to the extent required by COBRA or other applicable Law.

(g) No Target Employee Plan has within the three years prior to the date hereof, been the subject of an examination or audit by a Governmental Entity or is the subject of an application or filing under, or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Entity.

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(h) Section 409A Compliance. Each Target Employee Plan that is subject to Section 409A of the Code has been operated in compliance with such section and all applicable regulatory guidance (including, without limitation, proposed regulations, notices, rulings, and final regulations).

(i) Health Care Compliance. Each of the Target and its Subsidiaries complies in all material respects with the applicable requirements of COBRA or any similar state statute with respect to each Target Employee Plan that is a group health plan within the meaning of Section 5000(b)(1) of the Code or such state statute.

(j) Effect of Transaction. Neither the execution of this Agreement, the consummation of the Merger, nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former director, employee, contractor or consultant of the Target to severance pay or any other payment; (ii) accelerate the time of payment, funding, or vesting, or increase the amount of compensation due to any such individual, (iii) limit or restrict the right of the Target to merge, amend or terminate any Target Employee Plan, (iv) increase the amount payable or result in any other material obligation pursuant to any Target Employee Plan, or (v) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code.

(k) Employment Law Matters. The Target and each of its Subsidiaries: (i) is in compliance with all applicable Laws and agreements respecting hiring, employment, termination of employment, plant closing and mass layoff, employment discrimination, harassment, retaliation and reasonable accommodation, leaves of absence, terms and conditions of employment, wages and hours of work, employee health and safety, leasing and supply of temporary and contingent staff, engagement of independent contractors, including proper classification of same, payroll taxes, and immigration with respect to Target Employees and contingent workers; and (ii) is in compliance with all applicable Laws relating to the relations between it and any labor organization, trade union, work council or other body representing Target Employees, except, in the case of clauses (i) and (ii) immediately above, where the failure to be in compliance with the foregoing would not reasonably be expected to have, individually or in the aggregate, a Target Material Adverse Effect.

(l) Labor. Neither Target nor any of its Subsidiaries is party to, or subject to, any collective bargaining agreement or other agreement with any labor organization, work council or trade union with respect to any of its or their operations. No material work stoppage, slowdown or labor strike against the Target or any of its Subsidiaries with respect to employees who are employed within the United States is pending, threatened or has occurred in the last two (2) years, and, to the Knowledge of the Target, no material work stoppage, slowdown or labor strike against the Target or any of its Subsidiaries with respect to employees who are employed outside the United States is pending, threatened or has occurred in the last two (2) years. As of the date hereof, none of the Target Employees are represented by a labor organization, work council or trade union and, to the Knowledge of the Target, there is no organizing activity, Legal Action, election petition, union card signing or other union activity or union corporate campaigns of or by any labor organization, trade union or work council directed at the Target or any of its Subsidiaries, or any Target Employees. As of the date hereof, there are no Legal Actions, government investigations, or labor grievances pending, or, to the Knowledge of the Target, threatened relating to any employment related matter involving any Target Employee or applicant, including, but not limited to, charges of unlawful discrimination, retaliation or harassment, failure to provide reasonable accommodation, denial of a leave of absence, failure to provide compensation or benefits, unfair labor practices, or other alleged violations of Law, except for any of the foregoing which would not reasonably be expected to have, individually or in the aggregate, a Target Material Adverse Effect.

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Section 3.13 Real Property and Personal Property Matters.

(a) Owned Real Estate. Except as would not reasonably be expected to have, individually or in the aggregate, a Target Material Adverse Effect, the Target or one or more of its Subsidiaries has good and marketable fee simple title to the Owned Real Estate free and clear of any Liens other than the Permitted Liens. Section 3.13(a) of the Target Disclosure Letter contains a true and complete list (including, without limitation, legal descriptions), as of the date hereof, of the Owned Real Estate. As of the date hereof, neither the Target nor any of its Subsidiaries (i) currently lease all or any part of the Owned Real Estate or (ii) has received written notice of any pending, and to the Knowledge of the Target there is no threatened, condemnation proceeding with respect to any of the Owned Real Properties.

(b) Leased Real Estate. Except as would not reasonably be expected to have, individually or in the aggregate, a Target Material Adverse Effect, the Target and each of its Subsidiaries has a valid and subsisting leasehold estate in each parcel of real property demised under a Lease for the full term of the respective Lease free and clear of any Liens other than Permitted Liens. Section 3.13(b) of the Target Disclosure Letter contains a complete and correct list, as of the date hereof, of the Leased Real Estate including with respect to each such Lease the date of such Lease and any material amendments thereto. Except as would not reasonably be expected to have, individually or in the aggregate, a Target Material Adverse Effect, (x) all Leases are valid and in full force and effect except to the extent they have previously expired or terminated in accordance with their terms, and (y) neither the Target nor any of its Subsidiaries nor, to the Knowledge of the Target, no third party, has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both would constitute a default under the provisions of, any Lease. Neither the Target nor any of its Subsidiaries has assigned, pledged, mortgaged, hypothecated or otherwise transferred any Lease nor has the Target or any of its Subsidiaries entered into with any other Person (other than another wholly owned Subsidiary of the Target) any sublease, license or other agreement that is material to the Target and its Subsidiaries, taken as a whole, and that relates to the use or occupancy of all or any portion of the Leased Real Estate. The Target has delivered or otherwise made available to Acquirer true and complete copies of all Leases (including all material modifications, amendments, supplements, waivers and side letters thereto) pursuant to which the Target or any of its Subsidiaries thereof leases, subleases or licenses, as tenant, any Leased Real Estate.

(c) Personal Property. Except as would not reasonably be expected to have, individually or in the aggregate, a Target Material Adverse Effect, the Target and each of its Subsidiaries has good title to, or a valid and binding leasehold interest in, all the personal property owned by it, free and clear of all Liens, other than Permitted Liens.

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Section 3.14 Environmental Matters. Except for such matters as would not reasonably be expected to have, individually or in the aggregate, a Target Material Adverse Effect:

(a) The Target and its Subsidiaries are, and have been, in compliance with all Environmental Laws, which compliance includes the possession, maintenance of, compliance with, or application for, all Permits required under applicable Environmental Laws for the operation of the business of the Target and its Subsidiaries as currently conducted.

(b) Neither the Target nor any of its Subsidiaries has (i) produced, processed, manufactured, generated, transported, treated, handled, used, stored, disposed of or released any Hazardous Substances, except in compliance with Environmental Laws, at any Real Estate, or (ii) exposed any employee or any third party to any Hazardous Substances under circumstances reasonably expected to give rise to any material Liability or obligation under any Environmental Law.

(c) Neither the Target nor any of its Subsidiaries has received written notice of and there is no Legal Action pending, or to the Knowledge of the Target, threatened against the Target or any of its Subsidiaries, alleging any Liability or responsibility under or non-compliance with any Environmental Law or seeking to impose any financial responsibility for any investigation, cleanup, removal, containment or any other remediation or compliance under any Environmental Law. Neither the Target nor any of its Subsidiaries is subject to any Order or written agreement by or with any Governmental Entity or third party imposing any material Liability or obligation with respect to any of the foregoing.

Section 3.15 Material Contracts.

(a) Material Contracts. For purposes of this Agreement, “Target Material Contract” shall mean the following to which the Target or any of its Subsidiaries is a party or any of the respective assets are bound (excluding any Leases):

(i) Any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Securities Act), whether or not filed by the Target with the SEC;

(ii) any employment or consulting Contract (in each case with respect to which the Target has continuing obligations as of the date hereof) with any current or former (x) executive officer of the Target, (y) member of the Target Board, or (z) Target Employee providing for an annual base salary in excess of $100,000;

(iii) any Contract providing for indemnification or any guaranty by the Target or any Subsidiary thereof, in each case that is material to the Target and its Subsidiaries, taken as a whole, other than (x) any guaranty by the Target or a Subsidiary thereof of any of the obligations of (A) the Target or another wholly owned Subsidiary thereof or (B) any Subsidiary (other than a wholly owned Subsidiary) of the Target that was entered into in the ordinary course of business pursuant to or in connection with a customer Contract, or (y) any Contract providing for indemnification of customers or other Persons pursuant to Contracts entered into in the ordinary course of business;

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(iv) any Contract that purports to limit in any material respect the right of the Target or any of its Subsidiaries (or, at any time after the consummation of the Merger, Acquirer or any of its Subsidiaries) (x) to engage in any line of business, or (y) to compete with any Person or operate in any geographical location;

(v) any Contract relating to the disposition or acquisition, directly or indirectly (by merger or otherwise), by the Target or any of its Subsidiaries after the date of this Agreement of assets with a fair market value in excess of $100,000;

(vi) any Contract that contains any provision that requires the purchase of all of the Target’s or any of its Subsidiaries’ requirements for a given product or service from a given third party, which product or service is material to the Target and its Subsidiaries, taken as a whole;

(vii) any Contract that obligates the Target or any of its Subsidiaries to conduct business on an exclusive or preferential basis with any third party or upon consummation of the Merger will obligate Acquirer or its Subsidiaries to conduct business on an exclusive or preferential basis with any third party;

(viii) any partnership, joint venture or similar Contract that is material to the Target and its Subsidiaries taken as a whole;

(ix) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts, in each case relating to indebtedness for borrowed money, whether as borrower or lender, in each case in excess of $100,000, other than (x) accounts receivables and payables, and (y) loans to direct or indirect wholly owned Subsidiaries of the Target;

(x) any employee collective bargaining agreement or other Contract with any labor union;

(xi) any other Contract under which the Target or any of its Subsidiaries is obligated to make payment or incur costs in excess of $100,000 in any year and which is not otherwise described in clauses (i)–(ix) above;

(xii) any Contract which is not otherwise described in clauses (i)-(x) above that is material to the Target and its Subsidiaries, taken as a whole, and listed on Section 3.15(b) of the Target Disclosure Letter; or

(xiii) any Target IP Agreement.

(b) Schedule of Material Contracts; Documents. Section 3.15(b) of the Target Disclosure Letter sets forth a true and complete list as of the date hereof of all Target Material Contracts. The Target has made available to Acquirer correct and complete copies of all Target Material Contracts, including any amendments thereto.

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(c) No Breach. (i) All the Target Material Contracts are valid and binding on the Target or its applicable Subsidiary, enforceable against it in accordance with its terms, and is in full force and effect, (ii) neither the Target nor any of its Subsidiaries nor, to the Knowledge of the Target, any third party has violated any provision of, or failed to perform any obligation required under the provisions of, any Target Material Contract, and (iii) neither the Target nor any of its Subsidiaries nor, to the Knowledge of the Target, any third party is in breach, or has received written notice of breach, of any Target Material Contract.

Section 3.16 Proxy Statement. None of the information included or incorporated by reference in the letters to the stockholders, notices of meetings, joint proxy statement/prospectus and forms of proxy (collectively, the “Proxy Statement”), to be filed with the SEC in connection with the Merger, will, at the date it is first mailed to the Acquirers and Target’s stockholders or at the time of the Target Stockholders Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by the Target with respect to statements made or incorporated by reference therein based on information supplied by Acquirer expressly for inclusion or incorporation by reference in the Proxy Statement. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act.

Section 3.17 Fairness Opinion. The Target has received the opinion of Dawson James Securities, Inc. to the effect that, based upon and subject to the assumptions, qualifications, limitations and other matters considered in connection with the preparation of such opinion, as of the date of the opinion, the Per Share Merger Consideration to be issued by the Acquirer in the Merger pursuant to this Agreement, was fair, from a financial point of view, to the shareholders of the Target and, as of the date of this Agreement, such opinion has not been withdrawn, revoked or modified. A true and complete informational copy of such opinion has been provided to the Acquirer, it being acknowledged and agreed by the Acquirer that it is not entitled to use or rely on such opinion for any purpose.

Article IV

Representations and Warranties of Acquirer

Except as set forth in the correspondingly numbered Section of the Acquirer disclosure letter (the “Acquirer Disclosure Letter”), Acquirer hereby represents and warrants to the Target that the statements contained in this Article IV are true and correct as of the date of this Agreement and will be true and correct as of the Closing Date as follows:

Section 4.01 Organization; Standing and Power; Charter Documents; Minutes; Subsidiaries.

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(a) Organization; Standing and Power. The Acquirer and each of its Subsidiaries is a corporation, limited liability company or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the Laws of its jurisdiction of organization, and has the requisite corporate, limited liability company or other organizational, as applicable, power and authority to own, lease and operate its assets and to carry on its business as now conducted. Each of the Acquirer and its Subsidiaries is duly qualified or licensed to do business as a foreign corporation, limited liability company or other legal entity and is in good standing (with respect to jurisdictions that recognize the concept of good standing) in each jurisdiction where the character of the assets and properties owned, leased or operated by it or the nature of its business makes such qualification or license necessary, except where the failure to be so qualified or licensed or to be in good standing, would not reasonably be expected to have, individually or in the aggregate, an Acquirer Material Adverse Effect.

(b) Charter Documents. The Acquirer has delivered or made available to Target a true and correct copy of the Charter Documents of the Acquirer and each of its Subsidiaries. Neither the Acquirer nor any of its Subsidiaries is in violation of any of the provisions of its Charter Documents.

(c) Minutes. The Target has made available to Target true and correct copies of the minutes (or, in the case of minutes that have not yet been finalized, a brief summary of the meeting) of all meetings of stockholders, the Acquirer Board and each committee of the Acquirer Board since January 1, 2011.

(d) Subsidiaries. Section 4.01(d)(i) of the Acquirer Disclosure Letter lists each of the Subsidiaries of the Target as of the date hereof and its place of organization. Section 4.01(d) (ii) of the Acquirer Disclosure Letter sets forth, for each Subsidiary that is not, directly or indirectly, wholly owned by the Acquirer, (x) the number and type of any capital stock of, or other equity or voting interests in, such Subsidiary that is outstanding as of the date hereof and (y) the number and type of shares of capital stock of, or other equity or voting interests in, such Subsidiary that, as of the date hereof, are owned, directly or indirectly, by the Acquirer. All of the outstanding shares of capital stock of, or other equity or voting interests in, each Subsidiary of the Acquirer that is owned directly or indirectly by the Acquirer have been validly issued, were issued free of pre-emptive rights and are fully paid and non-assessable, and are free and clear of all Liens, including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity or voting interests, except for any Liens (x) imposed by applicable securities Laws or (y) arising pursuant to the Charter Documents of any non-wholly owned Subsidiary of the Acquirer. Except for the capital stock of, or other equity or voting interests in, its Subsidiaries, the Acquirer does not own, directly or indirectly, any capital stock of, or other equity or voting interests in, any Person.

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Section 4.02 Capital Structure.

(a) Capital Stock. The authorized capital stock of the Acquirer consists of: (i) fifty million (50,000,000) shares of common stock, $0.001 par value per share (“Acquirer Common Stock”) and (ii) one million (1,000,000) shares of preferred stock, par value $0.001 per share, of the Acquirer (the “Acquirer Preferred Stock”). As of the date of this Agreement, (y) 16,761,911 and 16,561,911 shares of Acquirer Common Stock were issued and outstanding, respectively; and no shares of Acquirer Common Stock were issued and held by the Acquirer in its treasury and (z) no shares of Acquirer Preferred Stock were issued and outstanding or held by the Acquirer in its treasury. All of the outstanding shares of capital stock of the Acquirer are, and all shares of capital stock of the Acquirer which may be issued as contemplated or permitted by this Agreement will be, when issued, duly authorized and validly issued, fully paid and non-assessable and not subject to any pre-emptive rights. No Subsidiary of the Acquirer owns any Shares.

(b) Stock Awards.

(i) As of the date of this Agreement, an aggregate of 1,345,500 shares of Acquirer Common Stock were subject to issuance pursuant to Acquirer Stock Options or Acquirer Stock Awards granted under the Vapor Corp. Equity Incentive Plan or any predecessor plan (collectively, the “Acquirer Stock Plans”). Section 4.02(b)(i) of the Acquirer Disclosure Letter sets forth as of the date hereof a list of each outstanding Acquirer Equity Award granted under the Acquirer Stock Plans and (A) the name of the holder of such Acquirer Equity Award, (B) the number of shares of Acquirer Common Stock subject to such outstanding Acquirer Equity Award, (C) the exercise price, purchase price or similar pricing of such Acquirer Equity Award, (D) the date on which such Acquirer Equity Award was granted or issued, (E) the applicable vesting schedule, and the extent to which such Acquirer Equity Award is vested and exercisable as of the date hereof, and (F) with respect to Acquirer Stock Options, the date on which such Acquirer Stock Option expires. All shares of Acquirer Common Stock subject to issuance under the Acquirer Stock Plans, upon issuance in accordance with the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable.

(ii) Except for the Acquirer Stock Plans and as set forth in Section 4.02(b)(ii) of the Acquirer Disclosure Letter, there are no Contracts to which the Acquirer is a party obligating the Acquirer to accelerate the vesting of any Acquirer Equity Award as a result of the transactions contemplated by this Agreement (whether alone or upon the occurrence of any additional or subsequent events). Except for the Acquirer Equity Awards Except and as set forth in Section 4.02(b)(ii) of the Acquirer Disclosure Letter, as of the date hereof, there are no outstanding (A) securities of the Acquirer or any of its Subsidiaries convertible into or exchangeable for Voting Debt or shares of capital stock of the Acquirer, (B) options, warrants or other agreements or commitments to acquire from the Acquirer or any of its Subsidiaries, or obligations of the Acquirer or any of its Subsidiaries to issue, any Voting Debt or shares of capital stock of (or securities convertible into or exchangeable for shares of capital stock of) the Acquirer or (C) restricted shares, restricted stock units, stock appreciation rights, performance shares, profit participation rights, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital stock of the Acquirer, in each case that have been issued by the Acquirer or its Subsidiaries (the items in clauses (A), (B) and (C), together with the capital stock of the Target, being referred to collectively as “Acquirer Securities”). All outstanding shares of Acquirer Common Stock, all outstanding Acquirer Equity Awards, all outstanding Warrants and all outstanding Convertible Notes, and all outstanding shares of capital stock, voting securities or other ownership interests in any Subsidiary of the Acquirer, have been issued or granted, as applicable, in compliance in all material respects with all applicable securities Laws.

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(iii) Except as set forth in the Acquirer’s issued and outstanding warrants or each promissory note of the Acquirer which is convertible into shares of Acquirer Common Stock that is disclosed in the Acquirer’s SEC Reports there are no outstanding Contracts requiring the Acquirer or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Acquirer Securities or Acquirer Subsidiary Securities. Neither the Acquirer nor any of its Subsidiaries is a party to any voting agreement with respect to any Acquirer Securities or Acquirer Subsidiary Securities.

(c) Voting Debt; Warrants; Restricted Common Stock. Except for the promissory notes of the Acquirer which are convertible into shares of Acquirer Common Stock, no Voting Debt is issued or outstanding. As of the date hereof, an aggregate of (A) 1,216,091 shares of Acquirer Common Stock are subject to, and 1,216,091 shares of Acquirer Common Stock are reserved for issuance upon exercise of, the issued and outstanding warrants to acquire Acquirer Common Stock and (B) 1,136,363 shares of Acquirer Common Stock are reserved for issuance upon conversion of the issued and outstanding Convertible Notes of the Acquirer, and (C) 200,000 shares of Acquirer Common Stock have been issued and are subject to vesting.

(d) Acquirer Subsidiary Securities. As of the date hereof, there are no outstanding (i) securities of the Acquirer or any of its Subsidiaries convertible into or exchangeable for Voting Debt, capital stock, voting securities or other ownership interests in any Subsidiary of the Target, (ii) options, warrants or other agreements or commitments to acquire from the Acquirer or any of its Subsidiaries, or obligations of the Acquirer or any of its Subsidiaries to issue, any Voting Debt, capital stock, voting securities or other ownership interests in (or securities convertible into or exchangeable for capital stock, voting securities or other ownership interests in) any Subsidiary of the Acquirer, or (iii) restricted shares, restricted stock units, stock appreciation rights, performance shares, profit participation rights, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or voting securities of, or other ownership interests in, any Subsidiary of the Acquirer, in each case that have been issued by a Subsidiary of the Acquirer (the items in clauses (i), (ii) and (iii), together with the capital stock, voting securities or other ownership interests of such Subsidiaries, being referred to collectively as “Acquirer Subsidiary Securities”).

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Section 4.03 Authority; Non-contravention; Governmental Consents.

(a) Authority. The Acquirer has all requisite corporate power and authority to enter into and to perform its obligations under this Agreement and, subject to, in the case of the consummation of the Merger, adoption of this Agreement by the affirmative vote or consent of the holders of the holders of a majority of the outstanding shares of Acquirer Common Stock and approval of the issuance of Acquirer Common Stock by the affirmative vote of the holders of a majority of the votes cast on such proposal at the Acquirer Stockholders Meeting to comply with Nasdaq listing requirements (the “Requisite Acquirer Vote”), to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Acquirer and the consummation by the Acquirer of the transactions contemplated hereby has been duly authorized by all necessary corporate action on the part of the Acquirer and no other corporate proceedings on the part of the Acquirer are necessary to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby, subject only, in the case of consummation of the Merger, to the receipt of the Requisite Acquirer Vote. The Requisite Acquirer Vote is the only vote or consent of the holders of any class or series of the Acquirer’s capital stock necessary to approve and adopt this Agreement, approve the Merger and consummate the Merger and the other transactions contemplated hereby. This Agreement has been duly executed and delivered by the Acquirer and, assuming due execution and delivery by Target, constitutes the valid and binding obligation of the Acquirer, enforceable against the Acquirer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar Laws affecting creditors’ rights generally and by general principles of equity.

(b) Non-contravention. The execution, delivery and performance of this Agreement by the Acquirer, and the consummation by the Acquirer of the transactions contemplated by this Agreement, including the Merger, do not and will not: (i) contravene or conflict with, or result in any violation or breach of, the Charter Documents of the Acquirer or any of its Subsidiaries; (ii) subject to compliance with the requirements set forth in clauses (i) through (v) of Section 4.03 and, in the case of the consummation of the Merger, obtaining the Requisite Acquirer Vote, conflict with or violate any Law applicable to the Acquirer, any of its Subsidiaries or any of their respective properties or assets; (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation, or require any Consent under, any Contract to which the Acquirer or any of its Subsidiaries is a party or otherwise bound as of the date hereof; or (iv) result in the creation of a Lien (other than Permitted Liens) on any of the properties or assets of the Acquirer or any of its Subsidiaries, except, in the case of each of clauses (ii), (iii) and (iv), for any conflicts, violations, breaches, defaults, alterations, terminations, amendments, accelerations, cancellations or Liens, or where the failure to obtain any Consents, in each case, would not reasonably be expected to have, individually or in the aggregate, an Acquirer Material Adverse Effect.

(c) Governmental Consents. No Consent of any Governmental Entity is required to be obtained or made by the Target in connection with the execution, delivery and performance by the Target of this Agreement or the consummation by the Acquirer of the Merger and other transactions contemplated hereby, except for: (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware; (ii) the filing of the Proxy Statement and Registration Statement with the SEC in accordance with the Exchange Act, and such reports under the Exchange Act as may be required in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement; (iii) such Consents as may be required under any Antitrust Laws, in any case that are applicable to the transactions contemplated by this Agreement; (iv) such Consents as may be required under applicable state securities or “blue sky” Laws and the securities Laws of any foreign country or the rules and regulations of Nasdaq (“Nasdaq”); (v) the other Consents of Governmental Entities listed in Section 3.03(c) of the Acquirer Disclosure Letter; and (vi) such other Consents which if not obtained or made would not reasonably be expected to have, individually or in the aggregate, an Acquirer Material Adverse Effect.

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(d) Board Approval. The Acquirer Board, by resolutions duly adopted by vote at a meeting of all directors of the Acquirer duly called and held and, as of the date hereof, not subsequently rescinded or modified in any way, has, as of the date hereof (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, the Acquirer’s stockholders, (ii) approved and declared advisable the “agreement of merger” (as such term is used in Section 251 of the DGCL) contained in this Agreement and the transactions contemplated by this Agreement, including the Merger, in accordance with the DGCL, (iii) directed that the “agreement of merger” contained in this Agreement be submitted to Acquirer’s stockholders for adoption, and (iv), subject to Section 5.04(b), resolved to recommend that Acquirer stockholders adopt the “agreement of merger” set forth in this Agreement (collectively, the “Acquirer Board Recommendation”) and directed that such matter be submitted for consideration of the stockholders of the Acquirer at the Acquirer Stockholders Meeting.

(e) Takeover Statutes. No “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar anti-takeover statute or regulation (including Section 203 of the DGCL) enacted under any federal, state, local or foreign laws applicable to the Acquirer is applicable to this Agreement, the Merger or any of the other transactions contemplated by this Agreement. The Acquirer Board has taken all actions so that the restrictions contained in Section 203 of the DGCL applicable to a “business combination” (as defined in such Section 203) will not apply to the execution, delivery or performance of this Agreement and the consummation of the Merger and the other transactions contemplated hereby.

Section 4.04 SEC Filings; Financial Statements; Internal Controls; Sarbanes-Oxley Act Compliance.

(a) SEC Filings. The Acquirer has timely filed with or furnished to, as applicable, the SEC all registration statements, prospectuses, reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated by reference) required to be filed or furnished by it with the SEC since January 1, 2011 (the “Acquirer SEC Documents”). The Acquirer has made available to Target all such Acquirer SEC Documents that it has so filed or furnished prior to the date hereof. As of their respective filing dates (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof), each of the Acquirer SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act, and the rules and regulations of the SEC thereunder applicable to such Acquirer SEC Documents. None of the Acquirer SEC Documents, including any financial statements, schedules or exhibits included or incorporated by reference therein at the time they were filed (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Acquirer’s Subsidiaries is required to file or furnish any forms, reports or other documents with the SEC.

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(b) Financial Statements. Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Acquirer SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto as of their respective dates; (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and, in the case of unaudited interim financial statements, as may be permitted by the SEC for Quarterly Reports on Form 10-Q); and (iii) fairly presented in all material respects the consolidated financial position of the Acquirer and its consolidated Subsidiaries at the respective dates thereof and the consolidated results of the Target’s operations and cash flows for the periods indicated therein, subject, in the case of unaudited interim condensed consolidated financial statements, to normal and year-end audit adjustments as permitted by GAAP and the applicable rules and regulations of the SEC.

(c) Internal Controls. The Acquirer and each of its Subsidiaries has established and maintains a system of “internal controls over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is sufficient to provide reasonable assurance (i) regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, (ii) that receipts and expenditures of the Acquirer and its Subsidiaries are being made only in accordance with authorizations of management and the Acquirer Board, and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Acquirer’s and its Subsidiaries’ assets that could have a material effect on the Acquirer’s financial statements.

(d) Disclosure Controls and Procedures. The Acquirer’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are designed to ensure that all information (both financial and non-financial) required to be disclosed by the Acquirer in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Acquirer’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of the Acquirer required under the Exchange Act with respect to such reports. The Acquirer has disclosed, based on its most recent evaluation of such disclosure controls and procedures prior to the date of this Agreement, to the Acquirer’s auditors and the audit committee of the Acquirer Board and on Section 4.04(d) of the Acquirer Disclosure Letter (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that could adversely affect in any material respect the Acquirer’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Acquirer’s internal controls over financial reporting. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meaning assigned to them in Public Target Accounting Oversight Board Auditing Standard 2, as in effect on the date of this Agreement.

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(e) Undisclosed Liabilities. The audited balance sheet of the Acquirer dated as of December 31, 2013 contained in the Acquirer SEC Documents filed prior to the date hereof is hereinafter referred to as the “Acquirer Balance Sheet.” Neither the Acquirer nor any of its Subsidiaries has any Liabilities other than Liabilities that (i) are reflected or recorded on the Acquirer Balance Sheet (including in the notes thereto), (ii) were incurred since the date of the Acquirer Balance Sheet in the ordinary course of business or are reflected or recorded on an interim balance sheet (including the notes thereto) contained in any Acquirer SEC Documents, (iii) are incurred in connection with the transactions contemplated by this Agreement, or (iv) would not reasonably be expected to have, individually or in the aggregate, an Acquirer Material Adverse Effect.

(f) Off-balance Sheet Arrangements. Neither the Acquirer nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Acquirer and any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Acquirer or any of its Subsidiaries in the Acquirer’s or such Subsidiary’s published financial statements or other Acquirer SEC Documents.

(g) Sarbanes-Oxley Compliance. Each of the principal executive officer and the principal financial officer of the Acquirer (or each former principal executive officer and each former principal financial officer of the Acquirer, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the Acquirer SEC Documents, and the statements contained in such certifications are true and accurate in all material respects. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act. Neither the Acquirer nor any of its Subsidiaries has outstanding (nor has arranged or modified since the enactment of the Sarbanes-Oxley Act) any “extensions of credit” (within the meaning of Section 402 of the Sarbanes-Oxley Act) to directors or executive officers (as defined in Rule 3b-7 under the Exchange Act) of the Acquirer or any of its Subsidiaries. The Acquirer is otherwise in compliance with all applicable provisions of the Sarbanes-Oxley Act and the applicable listing and corporate governance rules of Nasdaq, except for any non-compliance that would not reasonably be expected to have, individually or in the aggregate, an Acquirer Material Adverse Effect.

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Section 4.05 Absence of Certain Changes or Events. Except as set forth in Section 4.05 of the Acquirer Disclosure Letter, since the date of the Acquirer Balance Sheet, except in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, the business of the Acquirer and each of its Subsidiaries has been conducted in the ordinary course of business and there has not been or occurred:

(a) any Acquirer Material Adverse Effect or any event, condition, change or effect that could reasonably be expected to have, individually or in the aggregate, an Acquirer Material Adverse Effect; or

(b) any event, condition, action or effect that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 5.01.

Section 4.06 Taxes.

(a) Tax Returns and Payment of Taxes. The Acquirer and each of its Subsidiaries have duly and timely filed or caused to be filed (taking into account any valid extensions) all material Tax Returns required to be filed by them. Such Tax Returns are true, complete and correct in all material respects. Neither Acquirer nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return other than extensions of time to file Tax Returns obtained in the ordinary course of business consistent with past practice. All material Taxes due and owing by the Acquirer or any of its Subsidiaries (whether or not shown on any Tax Return) have been timely paid or, where payment is not yet due, the Acquirer has made an adequate provision for such Taxes in the Acquirer’s financial statements (in accordance with GAAP). The Acquirer ‘s most recent financial statements reflect an adequate reserve (in accordance with GAAP) for all material Taxes payable by the Acquirer and its Subsidiaries through the date of such financial statements. Neither the Acquirer nor any of its Subsidiaries has incurred any material liability for Taxes since the date of the Target’s most recent financial statements outside the ordinary course of business or otherwise inconsistent with past practice.

(b) Availability of Tax Returns. The Acquirer has made available to Target complete and accurate copies of all federal, state, local and foreign income, franchise and other material Tax Returns filed by or on behalf of the Acquirer or its Subsidiaries for any Tax period ending after December 31, 2008.

(c) Withholding. The Acquirer and each of its Subsidiaries have withheld and paid each material Tax required to have been withheld and paid in connection with amounts paid or owing to any Employee, independent contractor, creditor, customer, stockholder or other party, and materially complied with all information reporting and backup withholding provisions of applicable Law.

(d) Liens. There are no Liens for material Taxes upon the assets of the Acquirer or any of its Subsidiaries other than for current Taxes not yet due and payable or for Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP has been made in the Acquirer’s financial statements.

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(e) Tax Deficiencies and Audits. No deficiency for any material amount of Taxes which has been proposed, asserted or assessed in writing by any taxing authority against the Acquirer or any of its Subsidiaries remains unpaid. There are no waivers or extensions of any statute of limitations currently in effect with respect to Taxes of the Acquirer or any of its Subsidiaries. There are no audits, suits, proceedings, investigations, claims, examinations or other administrative or judicial proceedings ongoing or pending with respect to any material Taxes of the Acquirer or any of its Subsidiaries.

(f) Tax Jurisdictions. No claim has ever been made in writing by any taxing authority in a jurisdiction where the Acquirer and its Subsidiaries do not file Tax Returns that the Acquirer or any of its Subsidiaries is or may be subject to Tax in that jurisdiction.

(g) Tax Rulings. Neither the Acquirer nor any of its Subsidiaries has requested or is the subject of or bound by any private letter ruling, technical advice memorandum or similar ruling or memorandum with any taxing authority with respect to any material Taxes, nor is any such request outstanding.

(h) Consolidated Groups, Transferee Liability and Tax Agreements. Neither Acquirer nor any of its Subsidiaries (i) has been a member of a group filing Tax Returns on a consolidated, combined, unitary or similar basis, (ii) has any material liability for Taxes of any Person (other than the Acquirer or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any comparable provision of local, state or foreign Law), as a transferee or successor, by Contract, or otherwise, or (iii) is a party to, bound by or has any material liability under any Tax sharing, allocation or indemnification agreement or arrangement (other than customary Tax indemnifications contained in credit or other commercial agreements the primary purpose of which agreements does not relate to Taxes).

(i) Change in Accounting Method. Neither Acquirer nor any of its Subsidiaries has agreed to make, nor is it required to make, any adjustment under Sections 481(a) of the Code or any comparable provision of state, local or foreign Tax Laws by reason of a change in accounting method or otherwise.

(j) Post-Closing Tax Items. The Acquirer and its Subsidiaries will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date, (ii) installment sale or open transaction disposition made on or prior to the Closing Date, or (iii) prepaid amount received on or prior to the Closing Date.

(k) Ownership Changes. Without regard to this Agreement, neither the Acquirer nor any of its Subsidiaries has undergone an “ownership change” within the meaning of Section 382 of the Code.

(l) U.S. Real Property Holding Corporation. Neither Acquirer nor any of its Subsidiaries has been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(a) of the Code.

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(m) Section 355. Neither Acquirer nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code.

(n) Reportable Transactions. Neither Acquirer nor any of its Subsidiaries has been a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b).

Section 4.07 Intellectual Property.

(a) Certain Owned Acquirer IP. Section 4.07(a) of the Acquirer Disclosure Letter contains a true and complete list, as of the date hereof, of all: (i) Acquirer-Owned IP that is the subject of any issuance, registration, certificate, application or other filing by, to or with any Governmental Entity or authorized private registrar, including registered Trademarks, registered Copyrights, issued Patents, domain name registrations and pending applications for any of the foregoing; and (ii) material unregistered Acquirer-Owned IP.

(b) Right to Use; Title. The Acquirer or one of its Subsidiaries is the sole and exclusive owner of all right, title and interest in and to, or has the valid right to use all Intellectual Property used or held for use in or necessary for the conduct of the business of the Acquirer and its Subsidiaries as currently conducted and contemplated (“Acquirer IP”), free and clear of all Liens other than Permitted Liens, except as would not reasonably be expected to have, individually or in the aggregate, an Acquirer Material Adverse Effect.

(c) Validity and Enforceability. Except as set forth in Section 4.07(c) of the Acquirer Disclosure Letter, the Acquirer and its Subsidiaries’ rights in the Acquirer-Owned IP are valid, subsisting and enforceable, except as would not reasonably be expected to have, individually or in the aggregate, an Acquirer Material Adverse Effect. The Acquirer and each of its Subsidiaries has taken reasonable steps to maintain the Acquirer IP and to protect and preserve the confidentiality of all Trade Secrets included in the Acquirer IP, except where the failure to take such actions would not reasonably be expected to have, individually or in the aggregate, an Acquirer Material Adverse Effect.

(d) Acquirer IP Agreements. Section 4.07(d) of the Acquirer Disclosure Letter contains a complete and accurate list of all Acquirer IP Agreements other than licenses for shrinkwrap, clickwrap or other similar commercially available off-the-shelf Software that has not been modified or customized by a third party for the Acquirer or any of its Subsidiaries. The consummation of the transactions contemplated hereunder will not result in the loss or impairment of any rights of the Acquirer or any of its Subsidiaries under any of the Acquirer IP Agreements, except as would not reasonably be expected to have, individually or in the aggregate, an Acquirer Material Adverse Effect.

(e) Non-Infringement. Except as would not be reasonably be expected to have, individually or in the aggregate, an Acquirer Material Adverse Effect, (i) the conduct of the businesses of the Acquirer and any of its Subsidiaries has not infringed, misappropriated or otherwise violated, and is not infringing, misappropriating or otherwise violating, any Intellectual Property of any other Person; and (ii) to the Knowledge of the Acquirer, no third party is infringing upon, violating or misappropriating any Acquirer IP.

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(f) IP Legal Actions and Orders. Except as set forth in Section 4.07(f) of the Acquirer Disclosure Letter, to the Knowledge of the Acquirer, there are no Legal Actions pending or threatened: (i) alleging any infringement, misappropriation or violation of the Intellectual Property of any Person by the Acquirer or any of its Subsidiaries; (ii) challenging the validity, enforceability or ownership of any Acquirer-Owned IP or the Acquirer or any of its Subsidiaries’ rights with respect to any Acquirer IP, in each case except for such Legal Actions that would not reasonably be expected to have, individually or in the aggregate, an Acquirer Material Adverse Effect. The Acquirer and its Subsidiaries are not subject to any outstanding Order that restricts or impairs the use of any Acquirer IP, except where compliance with such Order would not reasonably be expected to have, individually or in the aggregate, an Acquirer Material Adverse Effect.

Section 4.08 Compliance; Permits.

(a) Compliance. The Acquirer and each of its Subsidiaries is and, since January 1, 2012, has been in compliance with, all Laws or Orders applicable to the Acquirer or any of its Subsidiaries or by which the Acquirer or any of its Subsidiaries or any of their respective businesses or properties is bound, except for such non-compliance that would not reasonably be expected to have, individually or in the aggregate, an Acquirer Material Adverse Effect. Since January 1, 2012, no Governmental Entity has issued any notice or notification stating that the Target or any of its Subsidiaries is not in compliance with any Law, except where such non-compliance would not reasonably be expected to have, individually or in the aggregate, an Acquirer Material Adverse Effect.

(b) Permits. The Acquirer and its Subsidiaries hold, to the extent legally required to operate their respective businesses as such businesses are being operated as of the date hereof, all Permits, except for any Permits for which the failure to obtain or hold would not reasonably be expected to have, individually or in the aggregate, an Acquirer Material Adverse Effect. To the Knowledge of the Acquirer, no suspension or cancellation of any Permits of the Acquirer or any of its Subsidiaries is pending or threatened, except for any such suspension or cancellation which would not reasonably be expected to have, individually or in the aggregate, an Acquirer Material Adverse Effect. The Acquirer and each of its Subsidiaries is and, since January 1, 2012, has been in compliance with the terms of all Permits, except where the failure to be in such compliance would not reasonably be expected to have, individually or in the aggregate, an Acquirer Material Adverse Effect.

Section 4.09 Litigation. To the Knowledge of the Acquirer, as of the date hereof, (or the Closing Date, as applicable) there is no Legal Action, pending or threatened against the Acquirer or any of its Subsidiaries or any of their respective properties or assets or, to the Knowledge of the Acquirer, any executive officer or director of the Acquirer or any of its Subsidiaries in their capacities as such, in each case by or before any Governmental Entity, other than any such Legal Action that (a) does not involve an amount in controversy in excess of $50,000, and (b) does not seek material injunctive or other material non-monetary relief. None of the Acquirer or any of its Subsidiaries is subject to any Order, whether temporary, preliminary or permanent, which would reasonably be expected to have, individually or in the aggregate, an Acquirer Material Adverse Effect. As of the date hereof, to the Knowledge of the Acquirer, there are no SEC inquiries or investigations, other governmental inquiries or investigations or internal investigations pending or, to the Knowledge of the Acquirer, threatened, in each case regarding any accounting practices of the Acquirer or any of its Subsidiaries or any malfeasance by any executive officer of the Acquirer.

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Section 4.10 Brokers’ and Finders’ Fees. The Acquirer has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

Section 4.11 Related Party Transactions. Except as set forth in Section 4.11 of the Acquirer Disclosure Letter, no executive officer or director of the Acquirer or any of its Subsidiaries or any person owning 5% or more of the shares of Acquirer Common Stock (or any of such person’s immediate family members or Affiliates or associates) is a party to any Contract with or binding upon the Acquirer or any of its Subsidiaries or any of their respective assets, rights or properties or has any interest in any property owned by the Acquirer or any of its Subsidiaries or has engaged in any transaction with any of the foregoing within the last twelve (12) months.

Section 4.12 Employee Matters.

(a) Section 4.12(a) of the Acquirer Disclosure Letter contains an accurate and complete list, as of the date hereof, of each material plan, program, policy, agreement, collective bargaining agreement or other arrangement providing for compensation, severance, deferred compensation, performance awards, stock or stock-based awards, fringe, retirement, death, disability or medical benefits or other employee benefits or remuneration of any kind, including each employment, severance, retention, change in control or consulting plan, program arrangement or agreement, in each case whether written or unwritten or otherwise, funded or unfunded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, which is or has been sponsored, maintained, contributed to, or required to be contributed to, by the Target or any of its Subsidiaries for the benefit of any current or former employee, independent contractor, consultant or director of the Acquirer or any of its Subsidiaries (each, a “Acquirer Employee”), or with respect to which the Acquirer or any of its Subsidiaries has or may have any material Liability (collectively, the “Acquirer Employee Plans”).

(b) Documents. The Acquirer has made available to Acquirer correct and complete copies (or, if a plan is not written, a written description) of all Acquirer Employee Plans and amendments thereto in each case that are in effect as of the date hereof, and, to the extent applicable, (i) all related trust agreements, funding arrangements and insurance contracts now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise, (ii) the most recent determination letter received regarding the tax-qualified status of each Acquirer Employee Plan, (iii) the most recent financial statements for each Acquirer Employee Plan, (iv) the Form 5500 Annual Returns/Reports for the most recent plan year for each Acquirer Employee Plan, (v) the current summary plan description for each Acquirer Employee Plan and (vi) all actuarial valuation reports related to any Acquirer Employee Plans.

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(c) Employee Plan Compliance. (i) Each Acquirer Employee Plan has been established, administered, and maintained in all material respects in accordance with its terms and in material compliance with applicable Laws, including but not limited to ERISA and the Code; (ii) all the Acquirer Employee Plans that are intended to be qualified under Section 401(a) of the Code are so qualified and have received timely determination letters from the IRS and, as of the date hereof, no such determination letter has been revoked nor, to the Knowledge of the Acquirer, has any such revocation been threatened, and to the Knowledge of the Acquirer, as of the date hereof, no circumstance exists that is likely to result in the loss of such qualified status under Section 401(a) of the Code; (iii) the Acquirer and its Subsidiaries, where applicable, have timely made all material contributions and other material payments required by and due under the terms of each Acquirer Employee Plan and applicable Law, and all benefits accrued under any unfunded Acquirer Employee Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with GAAP; (iv) except to the extent limited by applicable Law, each Acquirer Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without material liability to Acquirer, the Acquirer or any of its Subsidiaries (other than ordinary administration expenses and in respect of accrued benefits thereunder); (v) as of the date hereof, there are no material audits, inquiries or Legal Actions pending or, to the Knowledge of the Acquirer, threatened by the IRS or the U.S. Department of Labor, or any similar Governmental Entity with respect to any Acquirer Employee Plan; (vi) as of the date hereof, there are no material Legal Actions pending, or, to the Knowledge of the Acquirer, threatened with respect to any Acquirer Employee Plan (in each case, other than routine claims for benefits); and (vii) to the Knowledge of the Acquirer, neither the Acquirer nor any of its Subsidiaries has engaged in a transaction that could subject the Acquirer or any Subsidiary to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA.

(d) Neither the Acquirer nor any Acquirer ERISA Affiliate has incurred or reasonably expects to incur, either directly or indirectly, any material liability under Title I or Title IV of ERISA, or related provisions of the Code or foreign Law or regulations relating to employee benefit plans.

(e) Certain Acquirer Employee Plans. With respect to each Acquirer Employee Plan:

(i) no such plan is a “multi-employer plan” within the meaning of Section 3(37) of ERISA or a “multiple employer plan” within the meaning of Section 413(c) of the Code and neither the Acquirer nor any of its ERISA affiliates has at any time contributed to or had any liability or obligation in respect of any such multiple employer plan;

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(ii) no Legal Action has been initiated by the Pension Benefit Guaranty Corporation to terminate any such plan or to appoint a trustee for any such plan;

(iii) except as set forth in Section 4.12(e) of the Acquirer Disclosure Letter, no such plan is subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code, and no plan listed in Section 4.12(e)of the Acquirer Disclosure Letter has failed to satisfy the minimum funding standards of Section 302 of ERISA or Section 412 of the Code; and

(iv) no “reportable event,” as defined in Section 4043 of ERISA, has occurred with respect to any such plan.

(f) No Post-Employment Obligations. No Acquirer Employee Plan provides post-termination or retiree welfare benefits to any person for any reason, except as may be required by COBRA or other applicable Law, and neither the Acquirer nor any Acquirer ERISA Affiliate has any Liability to provide post-termination or retiree welfare benefits to any person or ever represented, promised or contracted to any Acquirer Employee (either individually or to Acquirer Employees as a group) or any other person that such Acquirer Employee(s) or other person would be provided with post-termination or retiree welfare benefits, except to the extent required by COBRA or other applicable Law.

(g) No Acquirer Employee Plan has within the three years prior to the date hereof, been the subject of an examination or audit by a Governmental Entity or is the subject of an application or filing under, or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Entity.

(h) Section 409A Compliance. Each Acquirer Employee Plan that is subject to Section 409A of the Code has been operated in compliance with such section and all applicable regulatory guidance (including, without limitation, proposed regulations, notices, rulings, and final regulations).

(i) Health Care Compliance. Each of the Acquirer and its Subsidiaries complies in all material respects with the applicable requirements of COBRA or any similar state statute with respect to each Acquirer Employee Plan that is a group health plan within the meaning of Section 5000(b)(1) of the Code or such state statute.

(j) Effect of Transaction. Neither the execution of this Agreement, the consummation of the Merger, nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former director, employee, contractor or consultant of the Acquirer to severance pay or any other payment; (ii) accelerate the time of payment, funding, or vesting, or increase the amount of compensation due to any such individual, (iii) limit or restrict the right of the Acquirer to merge, amend or terminate any Acquirer Employee Plan, (iv) increase the amount payable or result in any other material obligation pursuant to any Acquirer Employee Plan, or (v) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code.

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(k) Employment Law Matters. The Acquirer and each of its Subsidiaries: (i) is in compliance with all applicable Laws and agreements respecting hiring, employment, termination of employment, plant closing and mass layoff, employment discrimination, harassment, retaliation and reasonable accommodation, leaves of absence, terms and conditions of employment, wages and hours of work, employee health and safety, leasing and supply of temporary and contingent staff, engagement of independent contractors, including proper classification of same, payroll taxes, and immigration with respect to Acquirer Employees and contingent workers; and (ii) is in compliance with all applicable Laws relating to the relations between it and any labor organization, trade union, work council or other body representing Acquirer Employees, except, in the case of clauses (i) and (ii) immediately above, where the failure to be in compliance with the foregoing would not reasonably be expected to have, individually or in the aggregate, an Acquirer Material Adverse Effect.

(l) Labor. Neither Acquirer nor any of its Subsidiaries is party to, or subject to, any collective bargaining agreement or other agreement with any labor organization, work council or trade union with respect to any of its or their operations. No material work stoppage, slowdown or labor strike against the Acquirer or any of its Subsidiaries with respect to employees who are employed within the United States is pending, threatened or has occurred in the last two (2) years, and, to the Knowledge of the Acquirer, no material work stoppage, slowdown or labor strike against the Acquirer or any of its Subsidiaries with respect to employees who are employed outside the United States is pending, threatened or has occurred in the last two (2) years. As of the date hereof, none of the Acquirer Employees are represented by a labor organization, work council or trade union and, to the Knowledge of the Acquirer, there is no organizing activity, Legal Action, election petition, union card signing or other union activity or union corporate campaigns of or by any labor organization, trade union or work council directed at the Acquirer or any of its Subsidiaries, or any Acquirer Employees. As of the date hereof, there are no Legal Actions, government investigations, or labor grievances pending, or, to the Knowledge of the Acquirer, threatened relating to any employment related matter involving any Acquirer Employee or applicant, including, but not limited to, charges of unlawful discrimination, retaliation or harassment, failure to provide reasonable accommodation, denial of a leave of absence, failure to provide compensation or benefits, unfair labor practices, or other alleged violations of Law, except for any of the foregoing which would not reasonably be expected to have, individually or in the aggregate, an Acquirer Material Adverse Effect.

Section 4.13 Real Property and Personal Property Matters.

(a) Owned Real Estate. Except as would not reasonably be expected to have, individually or in the aggregate, an Acquirer Material Adverse Effect, the Acquirer or one or more of its Subsidiaries has good and marketable fee simple title to Acquirer’s Owned Real Estate free and clear of any Liens other than the Permitted Liens. Section 4.13(a) of the Acquirer Disclosure Letter contains a true and complete list (including, without limitation, legal descriptions), as of the date hereof, of Acquirer’s Owned Real Estate. As of the date hereof, neither the Acquirer nor any of its Subsidiaries (i) currently lease all or any part of Acquirer’s Owned Real Estate or (ii) has received written notice of any pending, and to the Knowledge of the Acquirer there is no threatened, condemnation proceeding with respect to any of Acquirer’s Owned Real Properties.

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(b) Leased Real Estate. Except as would not reasonably be expected to have, individually or in the aggregate, an Acquirer Material Adverse Effect, the Acquirer and each of its Subsidiaries has a valid and subsisting leasehold estate in each parcel of real property demised under a Lease for the full term of the respective Lease free and clear of any Liens other than Permitted Liens. Section 4.13(b) of the Acquirer Disclosure Letter contains a complete and correct list, as of the date hereof, of Acquirer’s Leased Real Estate including with respect to each such Lease the date of such Lease and any material amendments thereto. Except as would not reasonably be expected to have, individually or in the aggregate, an Acquirer Material Adverse Effect, (x) all Acquirer’s Leases are valid and in full force and effect except to the extent they have previously expired or terminated in accordance with their terms, and (y) neither the Acquirer nor any of its Subsidiaries nor, to the Knowledge of the Acquirer, no third party, has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both would constitute a default under the provisions of, any Acquirer Lease. Neither the Acquirer nor any of its Subsidiaries has assigned, pledged, mortgaged, hypothecated or otherwise transferred any Acquirer Lease nor has the Acquirer or any of its Subsidiaries entered into with any other Person (other than another wholly owned Subsidiary of the Acquirer) any sublease, license or other agreement that is material to the Acquirer and its Subsidiaries, taken as a whole, and that relates to the use or occupancy of all or any portion of Acquirer’s Leased Real Estate. The Acquirer has delivered or otherwise made available to Acquirer true and complete copies of all Leases (including all material modifications, amendments, supplements, waivers and side letters thereto) pursuant to which the Acquirer or any of its Subsidiaries thereof leases, subleases or licenses, as tenant, Acquirer Leased Real Estate.

(c) Personal Property. Except as would not reasonably be expected to have, individually or in the aggregate, an Acquirer Material Adverse Effect, the Acquirer and each of its Subsidiaries has good title to, or a valid and binding leasehold interest in, all the personal property owned by it, free and clear of all Liens, other than Permitted Liens.

Section 4.14 Environmental Matters. Except for such matters as would not reasonably be expected to have, individually or in the aggregate, an Acquirer Material Adverse Effect:

(a) The Acquirer and its Subsidiaries are, and have been, in compliance with all Environmental Laws, which compliance includes the possession, maintenance of, compliance with, or application for, all Permits required under applicable Environmental Laws for the operation of the business of the Acquirer and its Subsidiaries as currently conducted.

(b) Neither the Acquirer nor any of its Subsidiaries has (i) produced, processed, manufactured, generated, transported, treated, handled, used, stored, disposed of or released any Hazardous Substances, except in compliance with Environmental Laws, at any Real Estate, or (ii) exposed any employee or any third party to any Hazardous Substances under circumstances reasonably expected to give rise to any material Liability or obligation under any Environmental Law.

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(c) Neither the Acquirer nor any of its Subsidiaries has received written notice of and there is no Legal Action pending, or to the Knowledge of the Acquirer, threatened against the Acquirer or any of its Subsidiaries, alleging any Liability or responsibility under or non-compliance with any Environmental Law or seeking to impose any financial responsibility for any investigation, cleanup, removal, containment or any other remediation or compliance under any Environmental Law. Neither the Acquirer nor any of its Subsidiaries is subject to any Order or written agreement by or with any Governmental Entity or third party imposing any material Liability or obligation with respect to any of the foregoing.

Section 4.15 Material Contracts.

(a) Material Contracts. For purposes of this Agreement, “Acquirer Material Contract” shall mean the following to which the Acquirer or any of its Subsidiaries is a party or any of the respective assets are bound (excluding any Leases):

(i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Securities Act), whether or not filed by the Acquirer with the SEC;

(ii) any employment or consulting Contract (in each case with respect to which the Acquirer has continuing obligations as of the date hereof) with any current or former (x) executive officer of the Acquirer, (y) member of the Acquirer Board, or (z) Acquirer Employee providing for an annual base salary in excess of $100,000;

(iii) any Contract providing for indemnification or any guaranty by the Acquirer or any Subsidiary thereof, in each case that is material to the Acquirer and its Subsidiaries, taken as a whole, other than (x) any guaranty by the Acquirer or a Subsidiary thereof of any of the obligations of (A) the Acquirer or another wholly owned Subsidiary thereof or (B) any Subsidiary (other than a wholly owned Subsidiary) of the Acquirer that was entered into in the ordinary course of business pursuant to or in connection with a customer Contract, or (y) any Contract providing for indemnification of customers or other Persons pursuant to Contracts entered into in the ordinary course of business;

(iv) any Contract that purports to limit in any material respect the right of the Acquirer or any of its Subsidiaries (x) to engage in any line of business, or (y) to compete with any Person or operate in any geographical location;

(v) any Contract relating to the disposition or acquisition, directly or indirectly (by merger or otherwise), by the Acquirer or any of its Subsidiaries after the date of this Agreement of assets with a fair market value in excess of $100,000;

(vi) any Contract that contains any provision that requires the purchase of all of the Acquirer’s or any of its Subsidiaries’ requirements for a given product or service from a given third party, which product or service is material to the Acquirer and its Subsidiaries, taken as a whole;

(vii) any partnership, joint venture or similar Contract that is material to the Acquirer and its Subsidiaries taken as a whole;

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(viii) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts, in each case relating to indebtedness for borrowed money, whether as borrower or lender, in each case in excess of $100,000, other than (x) accounts receivables and payables, and (y) loans to direct or indirect wholly owned Subsidiaries of the Target;

(ix) any employee collective bargaining agreement or other Contract with any labor union;

(x) any other Contract under which the Target or any of its Subsidiaries is obligated to make payment or incur costs in excess of $100,000 in any year and which is not otherwise described in clauses (i)–(ix) above;

(xi) any Contract which is not otherwise described in clauses (i)-(x) above that is material to the Acquirer and its Subsidiaries, taken as a whole, and listed on Section 4.15(b) of the Acquirer Disclosure Letter; or

(xii) any Acquirer IP Agreement.

(b) Schedule of Material Contracts; Documents. Section 4.15(b) of the Acquirer Disclosure Letter sets forth a true and complete list as of the date hereof of all Acquirer Material Contracts. The Acquirer has made available to Target correct and complete copies of all Acquirer Material Contracts, including any amendments thereto.

(c) No Breach. (i) All the Acquirer Material Contracts are valid and binding on the Acquirer or its applicable Subsidiary, enforceable against it in accordance with its terms, and is in full force and effect, (ii) neither the Acquirer nor any of its Subsidiaries nor, to the Knowledge of the Acquirer, any third party has violated any provision of, or failed to perform any obligation required under the provisions of, any Acquirer Material Contract, and (iii) neither the Acquirer nor any of its Subsidiaries nor, to the Knowledge of the Acquirer, any third party is in breach, or has received written notice of breach, of any Acquirer Material Contract.

Section 4.16 Proxy Statement. None of the information included or incorporated by reference in Proxy Statement, to be filed with the SEC in connection with the Merger, will, at the date it is first mailed to the Acquirer’s or Target’s stockholders or at the time of the Acquirer Stockholders Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by the Acquirer with respect to statements made or incorporated by reference therein based on information supplied by Target expressly for inclusion or incorporation by reference in the Proxy Statement. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act.

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Section 4.17 Fairness Opinion. The M&A Committee of the Board of Directors of the Acquirer has received the opinion of Cassel Salpeter & Co., LLC to the effect that, based upon and subject to the assumptions, qualifications, limitations and other matters considered in connection with the preparation of such opinion, as of the date of the opinion, the Merger Consideration to be issued by the Acquirer in the Merger pursuant to this Agreement, was fair, from a financial point of view, to the Acquirer. A true and complete informational copy of such opinion has been provided to the Target, it being acknowledged and agreed by the Target that it is not entitled to use or rely on such opinion for any purpose.

Article V
Covenants

Section 5.01 Conduct of Business of the Acquirer and Target. Each of the Acquirer and the Target shall, and shall cause each of their respective Subsidiaries to, during the period from the date of this Agreement until the Effective Time, except as expressly contemplated by this Agreement or as required by applicable Law or with the prior written consent of the other party, conduct its business in the ordinary course of business consistent with past practice, and, to the extent consistent therewith, each of the Acquirer and the Target shall, and shall cause each of their respective Subsidiaries to, use its reasonable best efforts to preserve substantially intact its and its Subsidiaries’ business organization, to keep available the services of its and its Subsidiaries’ current officers and employees, to preserve its and its Subsidiaries’ present relationships with customers, suppliers, distributors, licensors, licensees and other Persons having business relationships with it. Without limiting the generality of the foregoing, between the date of this Agreement and the Effective Time, except as otherwise expressly contemplated by this Agreement or as set forth on Section 5.01 of the Acquirer Disclosure Letter or the Target Disclosure Letter, as applicable, or as required by applicable Law, neither the Acquirer nor the Target shall, nor shall it permit any of their respective Subsidiaries to, without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed):

(a) amend or propose to amend its certificate of incorporation or by-laws (or other comparable organizational documents);

(b) unless required to maintain the listing of the Acquirer Common Stock on Nasdaq, (i) split, combine or reclassify any Acquirer Securities, Target Securities, Acquirer Subsidiary Securities or Target Subsidiary Securities, as applicable, (ii) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any Acquirer Securities, Target Securities, Acquirer Subsidiary Securities or Target Subsidiary Securities, as applicable, (iii) declare, set aside or pay any dividend or distribution (whether in cash, stock, property or otherwise) in respect of, or enter into any Contract with respect to the voting of, any shares of its capital stock (other than dividends from its direct or indirect wholly owned Subsidiary);

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(c) issue, sell, pledge, dispose of or encumber any Acquirer Securities, Target Securities, Acquirer Subsidiary Securities or Target Subsidiary Securities, as applicable, other than (i) the issuance of shares of Acquirer Common Stock or Target Common Stock upon the exercise of any Acquirer Equity Award or Target Equity Award outstanding as of the date of this Agreement in accordance with its terms, (ii) the issuance of shares of Acquirer Common Stock or Target Common Stock in respect of other equity compensation awards outstanding under Acquirer Stock Plans or Target Stock Plans as of the date of this Agreement in accordance with their terms, (iii) the issuance of Acquirer Equity Awards or Target Equity Awards and the issuance of shares of Acquirer Common Stock or Target Common Stock upon the exercise of such Acquirer Equity Awards or Target Equity Awards (other than directors or executive officers of the Acquirer or Target) in accordance with their terms in the ordinary course of business consistent with past practice, (iv) the issuance of shares of Acquirer Common Stock or Target Common Stock upon exercise of any options or warrant (including the Options and Warrants) that is outstanding as of the date of this Agreement, (v) the issuance of shares of Acquirer Common Stock or Target Common Stock upon the conversion of any convertible debt (including Convertible Notes) that are outstanding as of the date of this Agreement or (vi) the issuance of shares of Acquirer Common Stock or Target Common Stock in connection with any equity financing transaction;

(d) except as required by applicable Law or by any Acquirer Employee Plan, Employee Plan or Contract in effect as of the date of this Agreement, (i) increase the compensation payable or that could become payable by the Acquirer, Target or any of its Subsidiaries to directors, officers or employees, other than increases in compensation made in the ordinary course of business consistent with past practice, (ii) enter into any new or amend in any material respect, any existing employment, severance, retention or change in control agreement with any of its past or present officers or employees, (iii) promote any officers or employees, except in connection with the Acquirer’s or Target’s annual or quarterly compensation review cycle or as the result of the termination or resignation of any officer or employee, or (iv) establish, adopt, enter into, amend, terminate, exercise any discretion under, or take any action to accelerate rights under any Acquirer Employee Plans or Target Employee Plans or any plan, agreement, program, policy, trust, fund or other arrangement that would be an Acquirer Employee Plan or a Target Employee Plan if it were in existence as of the date of this Agreement, or make any contribution to any Acquirer Employee Plan or Target Employee Plan, other than contributions required by Law, the terms of such Acquirer Employee Plans or Target Employee Plans as in effect on the date hereof or that are made in the ordinary course of business consistent with past practice;

(e) acquire, by merger, consolidation, acquisition of stock or assets, or otherwise, any business or Person or division thereof or make any loans, advances or capital contributions to or investments in any Person in excess of $25,000 in the aggregate;

(f) (i) except in the ordinary course of business, transfer, license, sell, lease or otherwise dispose of any assets (whether by way of merger, consolidation, sale of stock or assets, or otherwise), including the capital stock or other equity interests in any Subsidiary of the Acquirer or the Target, provided that the foregoing shall not prohibit the Acquirer or the Target or any of their respective Subsidiaries from transferring, licensing, selling, leasing or disposing of obsolete equipment or assets being replaced, in each case in the ordinary course of business consistent with past practice, or (ii) adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

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(g) repurchase, prepay or incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Acquirer, Target or any of their respective Subsidiaries, guarantee any debt securities of another Person, enter into any “keep well” or other Contract to maintain any financial statement condition of any other Person (other than any wholly owned Subsidiary of it) or enter into any arrangement having the economic effect of any of the foregoing, other than in connection with the financing of ordinary course trade payables consistent with past practice;

(h) enter into or amend or modify in any material respect, or consent to the termination of (other than at its stated expiry date), any Acquirer Material Contract, Target Material Contract or any Lease with respect to material Real Estate or any other Contract or Lease that, if in effect as of the date hereof would constitute a Target Material Contract or Lease with respect to material Real Estate hereunder;

(i) institute, settle or compromise any Legal Actions pending or threatened before any arbitrator, court or other Governmental Entity involving the payment of monetary damages by the Target or any of its Subsidiaries of any amount exceeding $100,000 in the aggregate, other than (i) any Legal Action brought against the other party arising out of a breach or alleged breach of this Agreement by Acquirer or Target, as the case may be, and (ii) the settlement of claims, liabilities or obligations reserved against on the most recent balance sheet of the Acquirer or Target included in the Acquirer SEC Documents or Target SEC Documents; provided that none of the Acquirer, the Target, nor any of their respective Subsidiaries shall settle or agree to settle any Legal Action which settlement involves a conduct remedy or injunctive or similar relief or has a restrictive impact on the their respective business;

(j) make any material change in any method of financial accounting principles or practices, in each case except for any such change required by a change in GAAP or applicable Law;

(k) (i) settle or compromise any material Tax claim, audit or assessment, (ii) make or change any material Tax election, change any annual Tax accounting period, adopt or change any method of Tax accounting, (iii) amend any material Tax Returns or file claims for material Tax refunds, or (iv) enter into any material closing agreement, surrender in writing any right to claim a material Tax refund, offset or other reduction in Tax liability or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to the Acquirer, the Target or their respective Subsidiaries;

(l) enter into any material agreement, agreement in principle, letter of intent, memorandum of understanding or similar Contract with respect to any joint venture, strategic partnership or alliance;

(m) except in connection with actions permitted by Section 5.04 hereof, take any action to exempt any Person from, or make any acquisition of securities of the Acquirer or Target, as applicable, by any Person not subject to, any state takeover statute or similar statute or regulation that applies to Target with respect to a Takeover Proposal or otherwise, including the restrictions on “business combinations” set forth in Section 203 of the DGCL, except for Acquirer or any of its Subsidiaries or Affiliates, or the transactions contemplated by this Agreement;

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(n) abandon, encumber, convey title (in whole or in part), exclusively license or grant any right or other licenses to Acquirer IP or Target IP, other than in the ordinary course of business consistent with past practice; or

(o) agree or commit to do any of the foregoing.

Section 5.02 Other Actions. From the date of this Agreement until the earlier to occur of the Effective Time or the termination of this Agreement in accordance with the terms set forth in Article VII, the Target and Acquirer shall not, and shall not permit any of their respective Subsidiaries to, take, or agree or commit to take, any action that would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the consummation of the Merger or the other transactions contemplated by this Agreement.

Section 5.03 Access to Information; Confidentiality.

(a) From the date of this Agreement until the earlier to occur of the Effective Time or the termination of this Agreement in accordance with the terms set forth in Article VII, each of the Acquirer and Target shall, and shall cause their respective Subsidiaries to, afford to the other party and the other party’s Representatives reasonable access, at reasonable times and in a manner as shall not unreasonably interfere with the business or operations of the Acquirer or Target, as applicable or of their respective Subsidiaries, to the officers, employees, accountants, agents, properties, offices and other facilities and to all books, records, contracts and other assets of the Acquirer or Target, as applicable, and their respective Subsidiaries, and each of the Acquirer and the Target shall, and shall cause their respective Subsidiaries to, furnish promptly to the other party such other information concerning the business and properties of the Acquirer or Target, as applicable, and their respective Subsidiaries as the other party may reasonably request from time to time. None of the Acquirer, Target, or any of their respective Subsidiaries shall be required to provide access to or disclose information where such access or disclosure would jeopardize the protection of attorney-client privilege or contravene any Law (it being agreed that the parties shall use their reasonable best efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention). No investigation shall affect the representations and warranties contained herein, or limit or otherwise affect the remedies available to any party pursuant to this Agreement.

(b) Acquirer and the Target shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Mutual Confidentiality Agreement, dated November 6, 2014, between Acquirer and the Target (the “Confidentiality Agreement”), which shall survive the termination of this Agreement in accordance with the terms set forth therein.

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Section 5.04 No Solicitation.

(a) Until May 14, 2015, none of the Acquirer, the Target or any of their respective Subsidiaries shall, or shall authorize or permit its and its Subsidiaries’ directors, officers, employees, advisors and investment bankers (with respect to any Person, the foregoing Persons are referred to herein as such Person’s “Representatives”) to, directly or indirectly, solicit, initiate or knowingly take any action to facilitate or encourage the submission of any Takeover Proposal or the making of any proposal that could reasonably be expected to lead to any Takeover Proposal, or, subject to Section 5.04(b), (i) conduct or engage in any discussions or negotiations with, disclose any non-public information relating to the Acquirer, Target or any of their respective Subsidiaries to, afford access to the business, properties, assets, books or records of the Acquirer, Target or any of their respective Subsidiaries to, or knowingly assist, participate in, facilitate or encourage any effort by, any third party that is seeking to make, or has made, any Takeover Proposal, (ii) (A) amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Acquirer, Target or any of their respective Subsidiaries or (B) approve any transaction under, or any third party becoming an “interested stockholder” under, Section 203 of the DGCL, or (iii) enter into any agreement in principle, letter of intent, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other Contract relating to any Takeover Proposal (each, an “Acquisition Agreement”). Subject to Section 5.04(b), neither the Acquirer Board nor the Target Board nor any committee of either shall fail to make, withdraw, amend, modify or materially qualify, in a manner adverse to the Target or Acquirer (as applicable), the Acquirer Board Recommendation or the Target Board Recommendation (as applicable), or recommend a Takeover Proposal, fail to recommend against acceptance of any tender offer or exchange offer for the shares of Acquirer Common Stock or Target Common Stock and Target Preferred Stock, (as applicable) within ten (10) Business Days after the commencement of such offer, or make any public statement inconsistent with the Acquirer Recommendation or Target Board Recommendation (as applicable), or resolve or agree to take any of the foregoing actions (any of the foregoing, an “Acquirer Adverse Recommendation Change” (with respect to the Acquirer) or a “Target Adverse Recommendation Change” (with respect to the Target)). Each of the Acquirer and Target shall, and shall cause their respective Subsidiaries to cease immediately and cause to be terminated, and shall not authorize or knowingly permit any of its or their Representatives to continue, any and all existing activities, discussions or negotiations, if any, with any third party conducted prior to the date hereof with respect to any Takeover Proposal and shall use its reasonable best efforts to cause any such third party (or its agents or advisors) in possession of non-public information in respect of the Acquirer or the Target (as applicable) or any of their respective Subsidiaries that was furnished by or on behalf of the Acquirer or the Target (as applicable) and their respective Subsidiaries to return or destroy (and confirm destruction of) all such information.

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(b) Notwithstanding Section 5.04(a), prior to the receipt of the Acquirer Requisite Vote (as to the Acquirer) or the Target Requisite Vote (as to the Target), the Acquirer Board or the Target Board (as applicable), directly or indirectly through any Representative, may, subject to Section 5.04(c) (i) participate in negotiations or discussions with any third party that has made (and not withdrawn) a bona fide, unsolicited Takeover Proposal in writing that the Acquirer Board or the Target Board (as applicable) believes in good faith, after consultation with outside legal counsel and financial advisors, constitutes or would reasonably be expected to result in a Superior Proposal, (ii) thereafter furnish to such third party non-public information relating to the Acquirer or the Target (as applicable) or any of their respective Subsidiaries pursuant to an executed confidentiality agreement that constitutes an Acceptable Confidentiality Agreement (a copy of which confidentiality agreement shall be promptly (in all events within twenty-four (24) hours) provided for informational purposes only to the other party hereto), (iii) following receipt of and on account of a Superior Proposal, make an Acquirer Adverse Recommendation (as to the Acquirer)or a Target Adverse Recommendation Change (as to the Target), and/or (iv) take any action that any court of competent jurisdiction orders the Acquirer or the Target (as applicable)to take (which order remains unstayed), but in each case referred to in the foregoing clauses (i) through (iv), only if the Acquirer Board or the Target Board (as applicable) determines in good faith, after consultation with outside legal counsel, that the failure to take such action would reasonably be expected to cause the Acquirer Board or the Target Board (as applicable) to be in breach of its fiduciary duties under applicable Law. Nothing contained herein shall prevent the Acquirer Board or the Target Board from disclosing to their respective stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act with regard to a Takeover Proposal, if the Target determines, after consultation with outside legal counsel, that failure to disclose such position would constitute a violation of applicable Law.

(c) Neither the Acquirer nor the Target Board shall take any of the actions referred to in clauses (i) through (iv) of Section 5.04(b) unless the Acquirer or the Target (as applicable) shall have delivered to the other party a prior written notice advising such other party that it intends to take such action. Each party shall notify the other party promptly (but in no event later than twenty-four (24) hours) after it obtains Knowledge of the receipt by such party (or any of its Representatives) of any Takeover Proposal, any inquiry that would reasonably be expected to lead to a Takeover Proposal, any request for non-public information relating to such party or any of its Subsidiaries or for access to the business, properties, assets, books or records of such party or any of its Subsidiaries by any third party. In such notice, the Acquirer or the Target (as applicable) shall identify the third party making, and details of the material terms and conditions of, any such Takeover Proposal, indication or request. Each party shall keep the other party fully informed, on a current basis, of the status and material terms of any such Takeover Proposal, indication or request, including any material amendments or proposed amendments as to price and other material terms thereof. Each party shall provide the other party with at least forty-eight (48) hours prior notice of any meeting of its board of directors (or such lesser notice as is provided to the members of such party’s board of directors) at which the board of directors is reasonably expected to consider any Takeover Proposal. Each party shall promptly provide the other party with a list of any non-public information concerning the such party’s business, present or future performance, financial condition or results of operations, provided to any third party, and, to the extent such information has not been previously provided to the other party, copies of such information.

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(d) Except as set forth in this Section 5.04(d), neither the Acquirer Board nor the Target Board shall make any Acquirer Adverse Recommendation Change or Target Adverse Recommendation Change (as applicable) or enter into (or permit any Subsidiary to enter into) an Acquirer Acquisition Agreement or Target Acquisition Agreement (as applicable). Notwithstanding the foregoing, at any time prior to the receipt of the Acquirer Requisite Vote or the Target Requisite Vote (as applicable), the Acquirer Board or Target Board (as applicable) may make an Acquirer Adverse Recommendation Change or a Target Adverse Recommendation Change or enter into (or permit any Subsidiary to enter into) an Acquirer Acquisition Agreement or Target Acquisition Agreement, if: (i) the applicable party promptly notifies the other party, in writing, at least five (5) Business Days (the “Notice Period”) before making an Acquirer Adverse Recommendation Change or Target Adverse Recommendation Change (as applicable) or entering into (or causing a Subsidiary to enter into) an Acquirer Acquisition Agreement or Target Acquisition Agreement (as applicable), of its intention to take such action with respect to a Superior Proposal, which notice shall state expressly that the applicable party has received a Takeover Proposal that such party’s board of directors intends to declare a Superior Proposal and intends to make an Acquirer Adverse Recommendation Change or a Target Adverse Recommendation Change (as applicable) and/or such party intends to enter into an Acquirer Acquisition Agreement or Target Acquisition Agreement (as applicable); (ii) the applicable party attaches to such notice the most current version of the proposed agreement (which version shall be updated on a prompt basis) and the identity of the third party making such Superior Proposal; (iii) the applicable party shall, and shall cause its Subsidiaries to, and shall use its reasonable best efforts to cause its and its Subsidiaries’ Representatives to, during the Notice Period, negotiate with Acquirer in good faith to make such adjustments in the terms and conditions of this Agreement so that such Takeover Proposal ceases to constitute a Superior Proposal, if the other party, in its discretion, proposes to make such adjustments (it being agreed that in the event that, after commencement of the Notice Period, there is any material revision to the terms of a Superior Proposal, including, any revision in price, the Notice Period shall be extended, if applicable, to ensure that at least three (3) Business Days remains in the Notice Period subsequent to the time the applicable party notifies the other party of any such material revision (it being understood that there may be multiple extensions)); and (iv) the applicable party’s board of directors determines in good faith, after consulting with outside legal counsel and its financial advisors, that such Takeover Proposal continues to constitute a Superior Proposal after taking into account any adjustments made by the other party during the Notice Period in the terms and conditions of this Agreement.

Section 5.05 Stockholders Meeting; Preparation of Proxy Materials.

(a) Subject to the terms set forth in this Agreement, the Target shall take all action necessary to duly call, give notice of, convene and hold the Target Stockholders Meeting as soon as reasonably practicable after the date of this Agreement, and, in connection therewith, the Target shall mail the Proxy Statement to the holders of Target Common Stock and Target Preferred Stock in advance of such meeting. Except to the extent that the Target Board shall have effected a Target Adverse Recommendation Change as permitted by Section 5.04(b) hereof, the Proxy Statement shall include the Target Board Recommendation. Subject to Section 5.04 hereof, the Target shall use reasonable best efforts to (i) solicit from the holders of Target Common Stock proxies in favor of the adoption of this Agreement and approval of the Merger and (ii) take all other actions necessary or advisable to secure the vote or consent of the holders of Target Common Stock required by applicable Law to obtain such approval. The Target shall keep Acquirer updated with respect to proxy solicitation results as requested by the Acquirer. Once the Target Stockholders Meeting has been called and noticed, the Target shall not postpone or adjourn the Target Stockholders Meeting without the consent of Acquirer (other than (i) in order to obtain a quorum of its stockholders or (ii) as reasonably determined by the Target to comply with applicable Law). At the Target Stockholders Meeting, Acquirer and its Affiliates shall vote all Shares owned by them in favor of adoption of this Agreement and approval of the Merger. Notwithstanding anything contained herein to the contrary, the Target shall not be required to hold the Target Stockholders Meeting if this Agreement is terminated before the meeting is held.

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(b) Subject to the terms set forth in this Agreement, the Acquirer shall take all action necessary to duly call, give notice of, convene and hold the Acquirer Stockholders Meeting as soon as reasonably practicable after the date of this Agreement, and, in connection therewith, the Acquirer shall mail the Proxy Statement to the holders of Acquirer Common Stock in advance of such meeting. The Proxy Statement shall include the Acquirer Board Recommendation. The Acquirer shall use reasonable best efforts to (i) solicit from the holders of Acquirer Common Stock proxies in favor of the adoption of this Agreement and approval of the Merger and (ii) take all other actions necessary or advisable to secure the vote or consent of the holders of Acquirer Common Stock required by applicable Law to obtain such approval. The Acquirer shall keep Target updated with respect to proxy solicitation results as requested by the Target. Once the Acquirer Stockholders Meeting has been called and noticed, the Acquirer shall not postpone or adjourn the Acquirer Stockholders Meeting without the consent of Target (other than (i) in order to obtain a quorum of its stockholders or (ii) as reasonably determined by the Acquirer to comply with applicable Law). At the Acquirer Stockholders Meeting, Target and its Affiliates shall vote all Shares owned by them in favor of adoption of this Agreement and approval of the Merger. Notwithstanding anything contained herein to the contrary, the Acquirer shall not be required to hold the Acquirer Stockholders Meeting if this Agreement is terminated before the meeting is held.

(c) In connection with the Target Stockholders Meeting and the Acquirer Stockholders Meeting, as soon as reasonably practicable following the date of this Agreement the Target and Acquirer shall prepare and file the Proxy Statement with the SEC. Acquirer and the Target will cooperate and consult with each other in the preparation of the Proxy Statement. Without limiting the generality of the foregoing, each of the Acquirer and the Target will furnish to the other party the information relating to it required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Proxy Statement. Neither the Acquirer nor Target shall file the Proxy Statement, or any amendment or supplement thereto, without providing the other party a reasonable opportunity to review and comment thereon (which comments shall be reasonably considered by the Target). Each party shall use its reasonable best efforts to resolve, and each party agrees to consult and cooperate with the other party in resolving, all SEC comments with respect to the Proxy Statement as promptly as practicable after receipt thereof and to cause the Proxy Statement in definitive form to be cleared by the SEC and mailed to each party’s respective stockholders as promptly as reasonably practicable following filing with the SEC. Each party agrees to consult with the other party prior to responding to SEC comments with respect to the preliminary Proxy Statement. Each of Acquirer and the Target agree to correct any information provided by it for use in the Proxy Statement which shall have become false or misleading and the parties shall promptly prepare and mail to their respective stockholders an amendment or supplement setting forth such correction. Each party shall as soon as reasonably practicable (i) notify the other party of the receipt of any comments from the SEC with respect to the Proxy Statement and any request by the SEC for any amendment to the Proxy Statement or for additional information and (ii) provide the other party with copies of all written correspondence between the it and its Representatives, on the one hand, and the SEC, on the other hand, with respect to the Proxy Statement.

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(d) The Acquirer and Target shall mutually agree on a date on which both the Target Stockholders Meeting and Acquirer Stockholders Meeting will be held.

Section 5.06 Regulatory Matters.

(a) For the purposes of holding the Acquirer Stockholders Meeting and the Target Stockholders Meeting and qualifying under applicable federal and state securities laws the Acquirer Common Stock to be issued to Target stockholders in connection with the Merger, as soon as practicable, but in no event later than forty-five (45) days, following the date of this Agreement), the parties shall (i) jointly prepare, and the Acquirer shall file with the SEC, a Registration Statement on Form S-4, including a prospectus and (ii) jointly prepare, and the Acquirer shall file with the SEC, the Proxy Statement, satisfying all applicable requirements of applicable state and federal laws, including the Securities Act, the Exchange Act and applicable state securities laws and the rules and regulations thereunder (the various documents to be filed by the Acquirer under the Securities Act with the SEC to register the Acquirer Common Stock for sale, including the Proxy Statement, are referred to herein as the “Registration Statement”). Prior to the filing of the Proxy Statement and the Registration Statement, each party shall consult with the other party with respect to such filings and shall afford the other party and their Representatives reasonable opportunity to comment thereon.

(b) Each party shall furnish to the other party with such information concerning itself and its Affiliates as is necessary in order to cause the Proxy Statement and Registration Statement to comply with Section 5.06(a) hereof. Each party agrees promptly to advise the other party if at any time prior to the Effective Time, any information provided by such party in the Proxy Statement or Registration Statement becomes incorrect or incomplete in any material respect and promptly to provide the information needed to correct such inaccuracy or omission. Each party shall promptly furnish to the other party such supplemental information as may be necessary in order to cause the Proxy Statement or Registration Statement to comply with Section 5.06(a). The information relating to a party to be provided for inclusion or incorporation by reference in the Proxy Statement or Registration Statement, any filing pursuant to Rule 165 or Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act, or in any other document filed with any other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

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(c) Acquirer shall as promptly as practicable make such filings, if any, as are necessary in connection with the offering of the Acquirer Common Stock with applicable state securities agencies and shall use all reasonable efforts to qualify the offering of such stock under applicable state securities laws at the earliest practicable date. The Target shall promptly furnish Acquirer with such information regarding the Target stockholders as Acquirer requires to enable it to determine what filings are required hereunder. The Target authorizes Acquirer to utilize in such filings the information concerning the Target and its Subsidiaries provided to Acquirer in connection with, or contained in, the Proxy Statement. Acquirer shall furnish Target’s counsel with copies of all such filings and keep Target advised of the status thereof. Each of Acquirer and Target shall promptly notify the other of all communications, oral or written, with the SEC concerning the Registration Statement and the Proxy Statement.

(d) Acquirer shall cause the Acquirer Common Stock issuable pursuant to the Merger, to be listed on Nasdaq at the Effective Time.

(e) The parties hereto will cooperate with each other and use all reasonable efforts to prepare all necessary documentation, to effect all necessary filings and to obtain all necessary permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary to consummate the transactions contemplated by this Agreement as soon as possible. The parties shall each have the right to review in advance and comment on all information relating to the other, as the case may be, which appears in any filing made with, or written material submitted to, any third party or governmental body in connection with the transactions contemplated by this Agreement.

(f) Each of the parties will promptly furnish each other with copies of written communications received by them or any of their respective Subsidiaries from, or delivered by any of the foregoing to, any Governmental Entity in respect of the transactions contemplated hereby.

(g) The expenses of the preparation, filing and mailing of the Registration statement and Proxy Statement shall be shared equally between the Acquirer and Target.

Section 5.07 Notices of Certain Events. The Target shall notify Acquirer, and Acquirer shall notify the Target, promptly of (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement, (ii) any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement, (iii) any Legal Actions commenced, or to such party’s knowledge, threatened, against the Target or any of its Subsidiaries or Acquirer or its Subsidiaries, as applicable, that are related to the transactions contemplated by this Agreement, and (iv) any event, change or effect between the date of this Agreement and the Effective Time which causes or is reasonably likely to cause the failure of the conditions set forth in Section 6.02(a), Section 6.02(b) or Section 6.02(c) of this Agreement (in the case of the Target and its Subsidiaries) or Section 6.03(a) or Section 6.03(b) of this Agreement (in the case of Acquirer), to be satisfied. In no event shall (x) the delivery of any notice by a party pursuant to this Section 5.07 limit or otherwise affect the respective rights, obligations, representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement, or (y) disclosure by the Target or Acquirer be deemed to amend or supplement the Target Disclosure Letter or constitute an exception to any representation or warranty. This Section 5.07 shall not constitute a covenant or agreement for purposes of Section 6.02(b) or Section 6.03(b).

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Section 5.08 Employees; Benefit Plans.

(a) During the period commencing at the Effective Time and ending on the date which is twelve (12) months from the Effective Time (or if earlier, the date of the employee’s termination of employment with Acquirer and its Subsidiaries), Acquirer shall provide the employees of the Target and its Subsidiaries who remain employed immediately after the Effective Time (collectively, the “Target Continuing Employees”) with base salary, target bonus opportunities (excluding equity-based compensation), and employee benefits that are, in the aggregate, substantially similar to the base salary, target bonus opportunities (excluding equity-based compensation), and employee benefits provided by the Target and its Subsidiaries on the date of this Agreement.

(b) With respect to any “employee benefit plan” as defined in Section 3(3) of ERISA maintained by Acquirer or any of its Subsidiaries, excluding both any retiree healthcare plans or programs maintained by Acquirer or any of its Subsidiaries and any equity compensation arrangements maintained by Acquirer or any of its Subsidiaries (collectively, “Acquirer Benefit Plans”) in which any Target Continuing Employees will participate effective as of the Effective Time, Acquirer shall recognize all service of the Target Continuing Employees with the Target or any of its Subsidiaries, as the case may be as if such service were with Acquirer, for vesting and eligibility purposes (but not for (i) purposes of early retirement subsidies under any Acquirer Benefit Plan that is a defined benefit pension plan or (ii) benefit accrual purposes, except for vacation, if applicable) in any Acquirer Benefit Plan in which such Target Continuing Employees may be eligible to participate after the Effective Time; provided, that such service shall not be recognized to the extent that (x) such recognition would result in a duplication of benefits or (y) such service was not recognized under the corresponding Target Employee Plan.

(c) This Section 5.08 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 5.08, express or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 5.08. Nothing contained herein, express or implied (i) shall be construed to establish, amend or modify any benefit plan, program, agreement or arrangement or (ii) shall alter or limit the ability of the Surviving Corporation, Acquirer or any of their respective Affiliates to amend, modify or terminate any benefit plan, program, agreement or arrangement at any time assumed, established, sponsored or maintained by any of them. The parties hereto acknowledge and agree that the terms set forth in this Section 5.08 shall not create any right in any Target Employee or any other Person to any continued employment with the Surviving Corporation, Acquirer or any of their respective Subsidiaries or compensation or benefits of any nature or kind whatsoever.

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(d) With respect to matters described in this Section 5.08, the Target will not send any written notices or other written communication materials to Target Employees without the prior written consent of Acquirer.

Section 5.09 Directors’ and Officers’ Indemnification and Insurance.

(a) Acquirer agrees that all rights to indemnification, advancement of expenses and exculpation by the Target now existing in favor of each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time an officer or director of the Target and its Subsidiaries (each an “Indemnified Party”) as provided in the Target Charter Documents, in each case as in effect on the date of this Agreement, or pursuant to any other Contracts in effect on the date hereof and disclosed in Section 5.09, shall be assumed by the Surviving Corporation in the Merger, without further action, at the Effective Time and shall survive the Merger and shall remain in full force and effect in accordance with their terms, and, in the event that any proceeding is pending or asserted or any claim made during such period, until the final disposition of such proceeding or claim.

(b) For six (6) years after the Effective Time, to the fullest extent permitted under applicable Law, Acquirer and the Surviving Corporation (the “Indemnifying Parties”) shall indemnify, defend and hold harmless each Indemnified Party against all losses, claims, damages, liabilities, fees, expenses, judgments and fines arising in whole or in part out of actions or omissions in their capacity as such occurring at or prior to the Effective Time (including in connection with the transactions contemplated by this Agreement), and shall reimburse each Indemnified Party for any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such losses, claims, damages, liabilities, fees, expenses, judgments and fines as such expenses are incurred, subject to the Surviving Corporation’s receipt of an undertaking by such Indemnified Party to repay such legal and other fees and expenses paid in advance if it is ultimately determined in a final and non-appealable judgment of a court of competent jurisdiction that such Indemnified Party is not entitled to be indemnified under applicable Law; provided, however, that the Surviving Corporation will not be liable for any settlement effected without the Surviving Corporation’s prior written consent (which consent shall not be unreasonably withheld or delayed).

(c) The Surviving Corporation shall (i) maintain in effect for a period of six (6) years after the Effective Time, if available, the current policies of directors’ and officers’ liability insurance maintained by the Target immediately prior to the Effective Time (provided that the Surviving Corporation may substitute therefor policies, of at least the same coverage and amounts and containing terms and conditions that are not less advantageous to the directors and officers of the Target and its Subsidiaries when compared to the insurance maintained by the Target as of the date hereof), or (ii) obtain as of the Effective Time “tail” insurance policies with a claims period of six (6) years from the Effective Time with at least the same coverage and amounts and containing terms and conditions that are not less advantageous to the directors and officers of the Target and its Subsidiaries, in each case with respect to claims arising out of or relating to events which occurred before or at the Effective Time (including in connection with the transactions contemplated by this Agreement); provided, however, that in no event will the Surviving Corporation be required to expend an annual premium for such coverage in excess of two hundred percent (200%) of the last annual premium paid by the Target for such insurance prior to the date of this Agreement, which amount is set forth on Section 5.09(c) of the Target Disclosure Letter (the “Maximum Premium”). If such insurance coverage cannot be obtained at an annual premium equal to or less than the Maximum Premium, the Surviving Corporation will obtain that amount of directors’ and officers’ insurance (or “tail” coverage) obtainable for an annual premium equal to the Maximum Premium.

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(d) The obligations of Acquirer and the Surviving Corporation under this Section 5.09 shall survive the consummation of the Merger and shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party to whom this Section 5.09 applies without the consent of such affected Indemnified Party (it being expressly agreed that the Indemnified Parties to whom this Section 5.09 applies shall be third party beneficiaries of this Section 5.09, each of whom may enforce the provisions of this Section 5.09).

(e) In the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall assume all of the obligations set forth in this Section 5.09. The agreements and covenants contained herein shall not be deemed to be exclusive of any other rights to which any Indemnified Party is entitled, whether pursuant to Law, Contract or otherwise. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Target or its officers, directors and employees, it being understood and agreed that the indemnification provided for in this Section 5.09 is not prior to, or in substitution for, any such claims under any such policies.

Section 5.10 Reasonable Best Efforts.

(a) Upon the terms and subject to the conditions set forth in this Agreement (including those contained in this Section 5.10), each of the parties hereto shall, and shall cause its Subsidiaries to, use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, and to satisfy all conditions to, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including (i) the obtaining of all necessary permits, waivers, consents, approvals and actions or nonactions from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities) and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entities, (ii) the obtaining of all necessary consents or waivers from third parties, and (iii) the execution and delivery of any additional instruments necessary to consummate the Merger and to fully carry out the purposes of this Agreement. Acquirer will take all action necessary to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement. The Target and Acquirer shall, subject to applicable Law, promptly (x) cooperate and coordinate with the other in the taking of the actions contemplated by clauses (i), (ii) and (iii) immediately above and (y) supply the other with any information that may be reasonably required in order to effectuate the taking of such actions. Each party hereto shall promptly inform the other party or parties hereto, as the case may be, of any communication from any Governmental Entity regarding any of the transactions contemplated by this Agreement. If the Target or Acquirer receives a request for additional information or documentary material from any Governmental Entity with respect to the transactions contemplated by this Agreement, then it shall use reasonable best efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request, and, if permitted by applicable Law and by any applicable Governmental Entity, provide the other party’s counsel with advance notice and the opportunity to attend and participate in any meeting with any Governmental Entity in respect of any filing made thereto in connection with the transactions contemplated by this Agreement. Neither Acquirer nor the Target shall commit to or agree (or permit their respective Subsidiaries to commit to or agree) with any Governmental Entity to stay, toll or extend any applicable waiting period under the HSR Act or other applicable Antitrust Laws, without the prior written consent of the other (such consent not to be unreasonably withheld or delayed).

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(b) Without limiting the generality of the undertakings pursuant to Section 5.10(a) hereof, the parties hereto shall (i) provide or cause to be provided as promptly as reasonably practicable to Governmental Entities with jurisdiction over the Antitrust Laws (each such Governmental Entity, a “Governmental Antitrust Authority”) information and documents requested by any Governmental Antitrust Authority as necessary, proper or advisable to permit consummation of the transactions contemplated by this Agreement, including preparing and filing any notification and report form and related material required under the HSR Act and any additional consents and filings under any other Antitrust Laws as promptly as practicable following the date of this Agreement (provided that in the case of the filing under the HSR Act, such filing shall be made within 15 Business Days of the date of this Agreement) and thereafter to respond as promptly as practicable to any request for additional information or documentary material that may be made under the HSR Act or any other applicable Antitrust Laws and (ii) subject to the terms set forth in Section 5.10(c) hereof, use their reasonable best efforts to take such actions as are necessary or advisable to obtain prompt approval of the consummation of the transactions contemplated by this Agreement by any Governmental Entity or expiration of applicable waiting periods.

(c) In the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Entity or private party challenging the Merger or any other transaction contemplated by this Agreement, or any other agreement contemplated hereby, the Target shall cooperate in all respects with Acquirer and shall use its reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement. Notwithstanding anything in this Agreement to the contrary, none of Acquirer or any of its Affiliates shall be required to defend, contest or resist any action or proceeding, whether judicial or administrative, or to take any action to have vacated, lifted, reversed or overturned any Order, in connection with the transactions contemplated by this Agreement.

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(d) Notwithstanding anything to the contrary set forth in this Agreement, none of Acquirer or any of its Subsidiaries shall be required to, and the Target may not, without the prior written consent of Acquirer, become subject to, consent to, or offer or agree to, or otherwise take any action with respect to, any requirement, condition, limitation, understanding, agreement or order to (i) sell, license, assign, transfer, divest, hold separate or otherwise dispose of any assets (outside the ordinary course of business), business or portion of business of the Target, Acquirer, or any of their respective Subsidiaries, (ii) conduct, restrict, operate, invest or otherwise change the assets, business or portion of business of the Target, Acquirer, or any of their respective Subsidiaries in any manner, or (iii) impose any restriction, requirement or limitation on the operation of the business or portion of the business of the Target, Acquirer, or any of their respective Subsidiaries; provided that, if requested by Acquirer, the Target will become subject to, consent to, or offer or agree to, or otherwise take any action with respect to, any such requirement, condition, limitation, understanding, agreement or order so long as such requirement, condition, limitation, understanding, agreement or order is only binding on the Target in the event the Closing occurs.

Section 5.11 Public Announcements. The initial press release with respect to this Agreement and the transactions contemplated hereby shall be a release mutually agreed to by the Target and Acquirer. Thereafter, each of the Target and Acquirer agrees that no public release or announcement concerning the transactions contemplated hereby shall be issued by any party without the prior written consent of the Target and Acquirer (which consent shall not be unreasonably withheld or delayed), except as such release or announcement may be permitted by Section 5.04 or required by applicable Law or the rules or regulations of any applicable United States securities exchange or Governmental Entity to which the relevant party is subject, wherever situated, in which case the party required to make the release or announcement shall consult with the other party about, and allow the other party reasonable time to comment on such release or announcement in advance of such issuance.

Section 5.12 Takeover Statutes. If any “control share acquisition”, “fair price”, “moratorium” or other anti-takeover Law becomes or is deemed to be applicable to the Target, Acquirer, the Merger or any other transaction contemplated by this Agreement, then each of the Target, Acquirer, and their respective board of directors shall grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to render such anti-takeover Law inapplicable to the foregoing.

Section 5.13 Section 16 Matters. Prior to the Effective Time, the each party shall take all such steps as may be required to cause to be exempt under Rule 16b-3 promulgated under the Exchange Act any dispositions of shares of Target Common Stock (including derivative securities with respect to such shares) that are treated as dispositions under such rule and result from the transactions contemplated by this Agreement by each director or officer of the Target who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Target.

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Section 5.14 Tax-Free Reorganization Treatment. The parties intend that the Merger qualify as a reorganization within the meaning of Section 368(a) of the Code and that this Agreement constitute a “plan of reorganization” within the meaning of Section 1.368-2(g) of the income Tax regulations promulgated under the Code. From and after the date of this Agreement and until the Effective Time, each of Acquirer and Target shall use its commercially reasonable efforts to cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act could prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. Following the Effective Time, neither Acquirer nor Target nor any affiliate of either knowingly shall take any action, cause any action to be taken, fail to take any action, or cause any action to fail to be taken, which action or failure to act could prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

Section 5.15 Stockholder Litigation. The Target shall give Acquirer the opportunity to participate at its own expense in the defense or settlement of any stockholder litigation against Target and or its directors or other Affiliates relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed to without Acquirer’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

Section 5.16 No Control of the Other Party. Notwithstanding any provision contained in this Agreement, neither Acquirer nor Target, nor any Subsidiary of either, shall under any circumstance be permitted to exercise control of the other party or any of its Subsidiaries prior to the Effective Time.

Section 5.17 Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Target, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Target, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Target acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

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Article VI
Conditions

Section 6.01 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of each of the following conditions:

(a) Acquirer and Target Stockholder Approval. This Agreement will have been duly adopted by the Requisite Target Vote and the issuance of Acquirer Common Stock pursuant to this Agreement will have been duly approved by the Requisite Acquirer Vote.

(b) Regulatory Approvals. The waiting period applicable to the consummation of the Merger under the HSR Act (or any extension thereof) shall have expired or been terminated.

(c) No Injunctions, Restraints or Illegality. No Governmental Entity having jurisdiction over any party hereto shall have enacted, issued, promulgated, enforced or entered any Laws or Orders, whether temporary, preliminary or permanent, that make illegal, enjoin or otherwise prohibit consummation of the Merger or the other transactions contemplated by this Agreement.

(d) Governmental Consents. All consents, approvals and other authorizations of any Governmental Entity set forth in Section 6.01 of the Target Disclosure Letter and required to consummate the Merger and the other transactions contemplated by this Agreement (other than the filing of the Certificate of Merger with the Secretary of State of the State of Delaware) shall have been obtained, free of any condition that would reasonably be expected to have a Target Material Adverse Effect or a material adverse effect on Acquirer’s ability to consummate the transactions contemplated by this Agreement.

(e) Nasdaq Listing of Shares to be Issued. The shares of Acquirer Common Stock to be issued to Target stockholders in the Merger shall have been approved for listing on Nasdaq.

(f) Effectiveness of Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and be in effect and no proceedings for that purpose shall have been initiated by the SEC and not withdrawn.

(g) Suits and Proceedings. No order shall be outstanding against a party or its Subsidiaries or a third party that would have the effect of preventing completion of the Merger ; no suit, action or other proceeding shall be pending or threatened by any Governmental Entity seeking to restrain or prohibit the Merger; and no suit, action or other proceeding shall be pending before any court or Governmental Entity seeking to restrain or prohibit the Merger or obtain other substantial monetary or other relief against either party in connection with this Agreement and which Acquirer or Target determines in good faith, based upon the advice of their respective counsel, makes it inadvisable to proceed with the Merger because any such suit, action or proceeding has a significant potential to be resolved in such a way as to deprive the party electing not to proceed of any of the material benefits to it of the Merger.

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Section 6.02 Conditions to Obligations of Acquirer. The obligations of Acquirer to effect the Merger are also subject to the satisfaction or waiver by Acquirer on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Target (other than in Section 3.01(a), Section 3.02(a) (second sentence), Section 3.02(b)(i) (first sentence), Section 3.02(c) (last sentence), Section 3.03(a), Section 3.04(b), Section 3.05(a) and Section 3.10) set forth in Article III of this Agreement shall be true and correct in all respects (without giving effect to any limitation indicated by the words “Target Material Adverse Effect,” “in all material respects,” “in any material respect,” “material” or “materially”) when made and as of immediately prior to the Effective Time, as if made at and as of such time (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Target Material Adverse Effect, (ii) the representations and warranties of the Target contained in Section 3.02(a) (second sentence), Section 3.02(b)(i) (first sentence), and Section 3.02(c) (last sentence) shall be true and correct (other than de minimis inaccuracies) when made and as of immediately prior to the Effective Time, as if made at and as of such time (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all material respects as of that date), and (iii) the representations and warranties contained in Section 3.01(a), Section 3.03(a), Section 3.04(b), Section 3.05(a) and Section 3.10 shall be true and correct in all respects when made and as of immediately prior to the Effective Time, as if made at and as of such time (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date).

(b) Performance of Covenants. The Target shall have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by it hereunder.

(c) Target Material Adverse Effect. Since the date of this Agreement, there shall not have been any Target Material Adverse Effect or any event, change or effect that would, individually or in the aggregate, reasonably be expected to have a Target Material Adverse Effect.

(d) Officer’s Certificate. Acquirer will have received a certificate, signed by the chief executive officer or chief financial officer of the Target, certifying as to the matters set forth in Section 6.02(a), Section 6.02(b) and Section 6.02(c) hereof.

(e) $3.5 Million Equity Financing. $3.5 million shall have been placed into escrow for the purposes of providing equity financing to Acquirer following the closing of the Merger and the only remaining condition to releasing the $3.5 million to Acquirer from escrow shall be consummation of the closing of the Merger.

(f) $25 Million Financing. Acquirer shall have received commitments from certain third parties to provide financing of up to $25 million to the Acquirer on substantially the terms set forth on Schedule A hereto.

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Section 6.03 Conditions to Obligation of the Target. The obligation of the Target to effect the Merger is also subject to the satisfaction or waiver by the Target on or prior to the Closing Date of the following conditions:

(a) Representations and warranties. The representations and warranties of Acquirer (other than in Section 4.01(a), Section 4.02(a) (second sentence), Section 4.02(b)(i) (first sentence), Section 4.02(c) (last sentence), Section 4.03(a), Section 4.04(b), Section 4.05(a) and Section 4.10) set forth in Article IV of this Agreement shall be true and correct in all respects (without giving effect to any limitation indicated by the words “material adverse effect,” “in all material respects,” “in any material respect,” “material” or “materially”) when made and as of immediately prior to the Effective Time, as if made at and as of such time (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Acquirer’s ability to consummate the transactions contemplated by this Agreement.

(b) Performance of Covenants. Acquirer shall have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by it hereunder.

(c) Officer’s Certificate. The Target will have received a certificate, signed by an officer of Acquirer, certifying as to the matters set forth in Section 6.03(a) and Section 6.03(b).

Article VII
Termination, Amendment and Waiver

Section 7.01 Termination By Mutual Consent. This Agreement may be terminated at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Target) by mutual written consent of Acquirer and the Target.

Section 7.02 Termination By Either Acquirer or the Target. This Agreement may be terminated by either Acquirer or the Target at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Target):

(a) if the Merger has not been consummated on or before May 14, 2015 (the “End Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 7.02(a) shall not be available to any party whose breach of any representation, warranty, covenant or agreement set forth in this Agreement has been the cause of, or resulted in, the failure of the Merger to be consummated on or before the End Date;

(b) if any Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order making illegal, permanently enjoining or otherwise permanently prohibiting the consummation of the Merger or the other transactions contemplated by this Agreement, and such Law or Order shall have become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 7.02(b) shall not be available to any party whose breach of any representation, warranty, covenant or agreement set forth in this Agreement has been the cause of, or resulted in, the issuance, promulgation, enforcement or entry of any such Law or Order; or

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(c) (i) if this Agreement has been submitted to the stockholders of the Target for adoption at a duly convened Target Stockholders Meeting and the Requisite Target Vote shall not have been obtained at such meeting (including any adjournment or postponement thereof) or (ii) if the proposal to approve the issuance of Acquirer Common Stock pursuant to this Agreement has been submitted to the stockholders of the Acquirer for approval at a duly convened Acquirer Stockholders Meeting and the Requisite Acquirer Vote shall not have been obtained at such meeting (including any adjournment or postponement thereof).

Section 7.03 Termination By Acquirer. This Agreement may be terminated by Acquirer at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Target):

(a) if prior to the receipt of the Requisite Acquirer Vote at the Acquirer Stockholders Meeting, the Acquirer Board authorizes the Acquirer, in full compliance with the terms of this Agreement, including Section 5.04(b) hereof, to enter into an Acquirer Acquisition Agreement (other than an Acceptable Confidentiality Agreement) in respect of a Superior Proposal; provided that the Acquirer shall have paid any amounts due pursuant to Section 7.06(a) hereof in accordance with the terms, and at the times, specified therein; and provided further that in the event of such termination, the Acquirer substantially concurrently enters into such Acquirer Acquisition Agreement; or

(b) if (i) a Target Adverse Recommendation Change shall have occurred, (ii) the Target shall have entered into, or publicly announced its intention to enter into, a Target Acquisition Agreement (other than an Acceptable Confidentiality Agreement), (iii) the Target shall have breached or failed to perform in any material respect any of the covenants and agreements set forth in Section 5.04, (iv) the Target Board fails to reaffirm (publicly, if so requested by Acquirer) the Target Board Recommendation within five (5) Business Days after the date any Takeover Proposal (or material modification thereto) is first publicly disclosed by the Target or the Person making such Takeover Proposal, (v) a tender offer or exchange offer relating to Target Common Stock or Target Preferred Stock shall have been commenced by a Person unaffiliated with Acquirer and the Target shall not have sent to its stockholders pursuant to Rule 14e-2 under the Securities Act, within ten (10) Business Days after such tender offer or exchange offer is first published, sent or given, a statement reaffirming the Target Board Recommendation and recommending that stockholders reject such tender or exchange offer, or (vi) the Target or the Target Board (or any committee thereof) shall publicly announce its intentions to do any of actions specified in this Section 7.03(a); or

(c) if there shall have been a breach of any representation, warranty, covenant or agreement on the part of the Target set forth in this Agreement such that the conditions to the Closing of the Merger set forth in Section 6.02(a) or Section 6.02(b), as applicable, would not be satisfied and, in either such case, such breach is incapable of being cured by the End Date; provided that Acquirer shall have given the Target at least 20 days written notice prior to such termination stating Acquirer’s intention to terminate this Agreement pursuant to this Section 7.03(c).

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Section 7.04 Termination By the Target. This Agreement may be terminated by the Target at any time prior to the Effective Time (notwithstanding, in the case of Section 7.04(b) immediately below, any approval of this Agreement by the stockholders of the Target):

(a) if prior to the receipt of the Requisite Target Vote at the Target Stockholders Meeting, the Target Board authorizes the Target, in full compliance with the terms of this Agreement, including Section 5.04(b) hereof, to enter into a Target Acquisition Agreement (other than an Acceptable Confidentiality Agreement) in respect of a Superior Proposal; provided that the Target shall have paid any amounts due pursuant to Section 7.06(b) hereof in accordance with the terms, and at the times, specified therein; and provided further that in the event of such termination, the Target substantially concurrently enters into such Target Acquisition Agreement; or

(b) if (i) an Acquirer Adverse Recommendation Change shall have occurred, (ii) the Acquirer shall have entered into, or publicly announced its intention to enter into, an Acquirer Acquisition Agreement (other than an Acceptable Confidentiality Agreement), (iii) the Acquirer shall have breached or failed to perform in any material respect any of the covenants and agreements set forth in Section 5.04, (iv) the Acquirer Board fails to reaffirm (publicly, if so requested by Target) the Acquirer Board Recommendation within five (5) Business Days after the date any Takeover Proposal (or material modification thereto) is first publicly disclosed by the Acquirer or the Person making such Takeover Proposal, (v) a tender offer or exchange offer relating to Acquirer Common Stock shall have been commenced by a Person unaffiliated with Target and the Acquirer shall not have sent to its stockholders pursuant to Rule 14e-2 under the Securities Act, within ten (10) Business Days after such tender offer or exchange offer is first published, sent or given, a statement reaffirming the Acquirer Board Recommendation and recommending that stockholders reject such tender or exchange offer, or (vi) the Acquirer or the Acquirer Board (or any committee thereof) shall publicly announce its intentions to do any of actions specified in this Section 7.04(b); or

(c) if there shall have been a breach of any representation, warranty, covenant or agreement on the part of Acquirer set forth in this Agreement such that the conditions to the Closing of the Merger set forth in Section 6.03(a) or Section 6.03(b), as applicable, would not be satisfied and, in either such case, such breach is incapable of being cured by the End Date; provided that the Target shall have given Acquirer at least 20 days written notice prior to such termination stating the Target’s intention to terminate this Agreement pursuant to this Section 7.04(b).

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Section 7.05 Notice of Termination; Effect of Termination. The party desiring to terminate this Agreement pursuant to this Article VII (other than pursuant to Section 7.01) shall deliver written notice of such termination to each other party hereto specifying with particularity the reason for such termination, and any such termination in accordance with Section 7.05 shall be effective immediately upon delivery of such written notice to the other party. If this Agreement is terminated pursuant to this Article VII, it will become void and of no further force and effect, with no liability on the part of any party to this Agreement (or any stockholder, director, officer, employee, agent or Representative of such party) to any other party hereto, except (i) with respect to Section 5.03(b), this Section 7.05, Section 7.06 and Article VIII (and any related definitions contained in any such Sections or Article), which shall remain in full force and effect and (ii) with respect to any liabilities or damages incurred or suffered by a party, to the extent such liabilities or damages were the result of fraud or the breach by another party of any of its representations, warranties, covenants or other agreements set forth in this Agreement.

Section 7.06 Fees and Expenses Following Termination.

(a) If this Agreement is terminated by the Acquirer pursuant to Section 7.03(a), then the Acquirer shall pay to Target (by wire transfer of immediately available funds), within two (2) Business Days after such termination, a fee in an amount equal to the Termination Fee, plus, Target’s Expenses actually incurred by Target on or prior to the termination of this Agreement.

(b) If this Agreement is terminated by the Target pursuant to Section 7.04(a), then the Target shall pay to the Acquirer (by wire transfer of immediately available funds), within two (2) Business Days after such termination, a fee in an amount equal to the Termination Fee, plus, Acquirer’s Expenses actually incurred by Acquirer on or prior to the termination of this Agreement.

(c) If this Agreement is terminated (i) by Acquirer or Target for a breach pursuant Section 7.03(c) and Section 7.04(c) as applicable provided that the other party failed to obtain their requisite vote as required pursuant to Section 7.02(c), or (ii) by the Acquirer or Target on or after the End Date pursuant to Section 7.02(a) and provided that the non-terminating party shall not have obtained its stockholder’s requisite vote (pursuant to Section 7.02(c)) obtained prior to the End Date and, in the case of both clauses (i) and (ii) immediately above, (A) prior to such termination or the non-terminating party’s stockholders meeting, a Takeover Proposal shall have been publicly disclosed and not withdrawn or otherwise made or communicated to the subject party (or its Board of Directors) to the Takeover Proposal (“Takeover Party”), and not withdrawn, and (B) within twelve (12) months following the date of such termination of this Agreement the Takeover Party shall have entered into a definitive agreement with respect to any Takeover Proposal, or any Takeover Proposal shall have been consummated (in each case whether or not such Takeover Proposal is the same as the original Takeover Proposal made, communicated or publicly disclosed), then in any such event the Takeover Party shall pay to the other party to this Agreement (the “Non Takeover Party”) (by wire transfer of immediately available funds), immediately prior to and as a condition to consummating such transaction, the Termination Fee, plus, Non Takeover Party’s Expenses actually incurred by such party on or prior to the termination of this Agreement (it being understood for all purposes of this Section 7.06(c), all references in the definition of Takeover Proposal to 15% shall be deemed to be references to “more than 50%” instead). If a Person (other than Acquirer or the Target, as the case may be) makes a Takeover Proposal that has been publicly disclosed and subsequently withdrawn prior to such termination or the Takeover Party’s Stockholder Meeting, as applicable, and, within eighteen (18) months following the date of the termination of this Agreement, such Person or any of its controlled Affiliates makes a Takeover Proposal that is publicly disclosed, such initial Takeover Proposal shall be deemed to have been “not withdrawn” for purposes of clauses (1) and (2) of this paragraph (c).

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(d) The Target and the Acquirer each acknowledge and hereby agrees that the provisions of this Section 7.06 are an integral part of the transactions contemplated by this Agreement (including the Merger), and that, without such provisions, the Target and the Acquirer would not have entered into this Agreement. If the Target or the Acquirer, as the case may be shall fail to pay in a timely manner the amounts due pursuant to this Section 7.06, and, in order to obtain such payment the Acquirer or Target makes a claim against the other that results in a judgment against the Target or the Acquirer, as the case may be, the Target or Acquirer shall pay to the other party the reasonable costs and expenses of Acquirer or the Target, as the case may be, (including its reasonable attorneys’ fees and expenses) incurred or accrued in connection with such suit, together with interest on the amounts set forth in this Section 7.06 at the prime lending rate prevailing during such period as published in The Wall Street Journal. Any interest payable hereunder shall be calculated on a daily basis from the date such amounts were required to be paid until (but excluding) the date of actual payment, and on the basis of a 360-day year. The parties acknowledge and agree that in no event shall the Target or the Acquirer be obligated to pay the Termination Fee on more than one occasion.

(e) Except as expressly set forth in this Section 7.06, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such Expenses.

Section 7.07 Amendment. At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Requisite Acquirer Vote or the Requisite Target Vote, by written agreement signed by each of the parties hereto; provided, however, that following the receipt of the earlier of the Requisite Acquirer Vote or the Requisite Target Vote, there shall be no amendment or supplement to the provisions of this Agreement which by Law or in accordance with the rules of any relevant self-regulatory organization would require further approval by the holders of Acquirer or Target Common Stock without such approval.

Section 7.08 Extension; Waiver. At any time prior to the Effective Time, Acquirer, on the one hand, or the Target, on the other hand, may (a) extend the time for the performance of any of the obligations of the other party(ies), (b) waive any inaccuracies in the representations and warranties of the other party(ies) contained in this Agreement or in any document delivered under this Agreement, or (c) unless prohibited by applicable Law, waive compliance with any of the covenants, agreements or conditions contained in this Agreement. Any agreement on the part of a party to any extension or waiver will be valid only if set forth in an instrument in writing signed by such party. The failure of any party to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights.

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Article VIII
Miscellaneous

Section 8.01 Definitions. For purposes of this Agreement, the following terms will have the following meanings when used herein with initial capital letters:

“Acceptable Confidentiality Agreement” means a confidentiality and standstill agreement that contains confidentiality and standstill provisions that are no less favorable to the Target than those contained in the Confidentiality Agreement.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with, such first Person. For the purposes of this definition, “control” (including, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by Contract or otherwise.

“Acquirer” has the meaning set forth in the Preamble.

“Acquirer Adverse Recommendation Change” has the meaning set forth in Section 5.04(a)

“Acquirer Balance Sheet” has the meaning set forth in Section 4.04(e).

“Acquirer Benefit Plans” has the meaning set forth in Section 5.08(b).

“Acquirer Board” has the meaning set forth in the Recitals.

“Acquirer Board Recommendation” has the meaning set forth in Section 4.03(d).

“Acquirer Common Stock” has the meaning set forth in Section 4.02(a).

“Acquirer Disclosure Letter” has the meaning set forth in the introductory language in Article IV.

“Acquirer Employee” has the meaning set forth in Section 4.12(a).

“Acquirer Employee Agreement” means any Contract between the Acquirer or any of its Subsidiaries and an Acquirer Employee.

“Acquirer Employee Plans” has the meaning set forth in Section 4.12(a).

“Acquirer Equity Award” means an Acquirer Stock Option or an Acquirer Stock Award or a phantom stock award, as the case may be.

“Acquirer ERISA Affiliate” means, with respect to any Person, any other Person that, together with such first Person, would be treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Acquirer IP” has the meaning set forth in Section 4.07(b).

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“Acquirer IP Agreements” means all licenses, sublicenses, consent to use agreements, covenants not to sue and permissions and other Contracts, including the right to receive royalties or any other consideration, whether written or oral, relating to Intellectual Property and to which the Acquirer or any of its Subsidiaries is a party or under which the Acquirer or any of its Subsidiaries is a licensor or licensee.

“Acquirer Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to (i) the business, results of operations, prospects, condition (financial or otherwise), or assets of the Acquirer and its Subsidiaries, taken as a whole, or (ii) the ability of the Acquirer to consummate the transactions contemplated hereby on a timely basis; provided, however, that, for the purposes of clause (i), an Acquirer Material Adverse Effect shall not be deemed to include events, occurrences, facts, conditions or changes arising out of, relating to or resulting from: (a) changes generally affecting the economy, financial or securities markets; (b) the announcement of the transactions contemplated by this Agreement; (c) any outbreak or escalation of war or any act of terrorism; or (d) general conditions in the industry in which the Acquirer and its Subsidiaries operate; provided further, however, that any event, change and effect referred to in clauses (a), (c) or (d) immediately above shall be taken into account in determining whether an Acquirer Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, change or effect has a disproportionate effect on the Acquirer and its Subsidiaries, taken as a whole, compared to other participants in the industries in which the Acquirer and its Subsidiaries conduct their businesses.

“Acquirer Material Contract” has the meaning set forth in Section 4.15(a).

“Acquirer-Owned IP” means all Intellectual Property owned or purported to be owned by the Acquirer or any of its Subsidiaries.

“Acquirer Preferred Stock” has the meaning set forth in Section 4.02(a).

“Acquirer SEC Documents” has the meaning set forth in Section 4.04(a).

“Acquirer Securities” has the meaning set forth in Section 4.02(b).

“Acquirer Stock Award” means each restricted stock unit award and other right, contingent or accrued, to acquire or receive shares of Acquirer Common Stock or benefits measured by the value of such shares, and each award of any kind consisting of shares of Acquirer Common Stock that may be held, awarded, outstanding, payable or reserved for issuance under any Acquirer Stock Plan, other than Acquirer Stock Options

“Acquirer Stock Option” means each option to acquire shares of Acquirer Common Stock.

“Acquirer Stock Plans” has the meaning set forth in Section 4.02(b).

“Acquirer Stockholders Meeting” means the special meeting of the Stockholders of the Acquirer to be held to consider the adoption of this Agreement.

“Acquirer Subsidiary Securities” has the meaning set forth in Section 4.02(d).

“Acquisition Agreement” has the meaning set forth in Section 5.04(a).

“Agreement” has the meaning set forth in the Preamble.

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“Antitrust Laws” has the meaning set forth in Section 3.03(c).

“Book-Entry Shares” has the meaning set forth in Section 2.02(a).

“Business Day” means any day, other than Saturday, Sunday or any day on which banking institutions located in Fort Lauderdale, Florida are authorized or required by Law or other governmental action to close.

“Certificate” has the meaning set forth in Section 2.01(c).

“Certificate of Merger” has the meaning set forth in Section 1.03.

“Charter Documents” has the meaning set forth in Section 3.01(b).

“Closing” has the meaning set forth in Section 1.02.

“Closing Date” has the meaning set forth in Section 1.02.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and as codified in Section 4980B of the Code and Section 601 et. seq. of ERISA.

“Code” has the meaning set forth in Section 2.04.

“Confidentiality Agreement” has the meaning set forth in Section 5.03.

“Consent” has the meaning set forth in Section 3.03(c).

“Contracts” means any contracts, agreements, licenses, notes, bonds, mortgages, indentures, leases or other binding instruments or binding commitments, whether written or oral.

“Convertible Notes” means any note or other liability convertible into Acquirer Common Stock or Target Common Stock, as applicable.

“DGCL” has the meaning set forth in Section 1.01.

“Dissenting Shares” has the meaning set forth in Section 2.03.

“Effective Time” has the meaning set forth in Section 1.03.

“End Date” has the meaning set forth in Section 7.02(a).

“Environmental Laws” means any applicable Law, and any Order or binding agreement with any Governmental Entity: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

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“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” has the meaning set forth in Section 3.03(c).

“Exchange Agent” has the meaning set forth in Section 2.02(a).

“Expenses” means, with respect to any Person, all reasonable and documented out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, financial advisors and investment bankers of such Person and its Affiliates), incurred by such Person or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and any transactions related thereto, any litigation with respect thereto, the preparation, printing, filing and mailing of the Proxy Statement, the filing of any required notices under the HSR Act or Foreign Antitrust Laws, or in connection with other regulatory approvals, and all other matters related to the Merger other transactions contemplated hereby.

“Foreign Antitrust Laws” has the meaning set forth in Section 3.03(c).

“GAAP” has the meaning set forth in Section 3.04(b).

“Governmental Antitrust Authority” has the meaning set forth in Section 5.10(b).

“Governmental Entity” has the meaning set forth in Section 3.03(c).

“Hazardous Substance” shall mean (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or man-made, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws, and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls.

“HSR Act” has the meaning set forth in Section 3.03(c).

“Indemnified Party” has the meaning set forth in Section 5.09(a).

“Indemnifying Parties” has the meaning set forth in Section 5.09(b).

“Intellectual Property” means all intellectual property and other similar proprietary rights in any jurisdiction worldwide, whether registered or unregistered, including such rights in and to: (a) patents (including all reissues, divisions, provisionals, continuations and continuations-in-part, re-examinations, renewals and extensions thereof), patent applications, patent disclosures or other patent rights (“Patents”); (c) copyrights, design, design registration, and all registrations, applications for registration, and renewals for any of the foregoing, and any “moral” rights (“Copyrights”); (d) trademarks, service marks, trade names, business names, logos, trade dress, certification marks and other indicia of commercial source or origin together with all goodwill associated with the foregoing, and all registrations, applications and renewals for any of the foregoing (“Trademarks”); (e) trade secrets and business, technical and know-how information, databases, data collections and other confidential and proprietary information and all rights therein (“Trade Secrets”); (f) software, including data files, source code, object code, application programming interfaces, architecture, files, records, schematics, computerized databases and other software-related specifications and documentation (“Software”); and (g) Internet domain name registrations.

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“IRS” means the United States Internal Revenue Service.

“Knowledge” means, when used with respect to the Target, the actual or constructive knowledge of any officer or director, after due inquiry.

“Laws” means any domestic or foreign laws, common law, statutes, ordinances, rules, regulations, codes, Orders or legally enforceable requirements enacted, issued, adopted, promulgated, enforced, ordered or applied by any Governmental Entity.

“Lease” shall mean all leases, subleases and other agreements under which the Target or any of its Subsidiaries leases, uses or occupies, or has the right to use or occupy, any real property.

“Leased Real Estate” shall mean, with respect to any Person, all real property that such Person or any of its Subsidiaries leases, subleases or otherwise uses or occupies, or has the right to use or occupy, pursuant to a Lease.

“Legal Action” has the meaning set forth in Section 3.09.

“Liability” shall mean any liability, indebtedness or obligation of any kind (whether accrued, absolute, contingent, matured, unmatured or otherwise, and whether or not required to be recorded or reflected on a balance sheet under GAAP).

“Liens” means, with respect to any property or asset, all pledges, liens, mortgages, charges, encumbrances, hypothecations, options, rights of first refusal, rights of first offer and security interests of any kind or nature whatsoever.

“Maximum Premium” has the meaning set forth in Section 5.09(c).

“Merger” has the meaning set forth in Section 1.01.

“Merger Consideration” shall mean the product of (i) the number of shares of Acquirer Common stock issued and outstanding at the Effective Time, multiplied by (ii) 0.81818.

“Non Takeover Party” has the meaning set forth in Section 7.06(c).

“Notice Period” has the meaning set forth in Section 5.04(d).

“Nasdaq” has the meaning set forth in Section 3.03(c).

“Order” has the meaning set forth in Section 3.09.

“Owned Real Estate” shall mean, with respect to any Person, any real estate owned in fee by such Person or any of its Subsidiaries, together with all buildings, structures, fixtures and improvements thereon and all of such Person’s and its Subsidiaries’ rights thereto, including without limitation, all easements, rights of way and appurtenances relating thereto.

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“Payment Fund” has the meaning set forth in Section 2.02(a).

“Permits” has the meaning set forth in Section 3.08(b).

“Permitted Liens” means (a) statutory Liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith (provided appropriate reserves required pursuant to GAAP have been made in respect thereof), (b) mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the ordinary course of business for amounts which are not delinquent or which are being contested by appropriate proceedings (provided appropriate reserves required pursuant to GAAP have been made in respect thereof), (c) zoning, entitlement, building and other land use regulations imposed by Governmental Entities having jurisdiction over such Person’s owned or leased real property, which are not violated by the current use and operation of such real property, (d) covenants, conditions, restrictions, easements and other similar non-monetary matters of record affecting title to such Person’s owned or leased real property, which do not materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with such Person’s businesses, (e) any right of way or easement related to public roads and highways, which do not materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with such Person’s businesses, and (f) Liens arising under workers’ compensation, unemployment insurance, social security, retirement and similar legislation.

“Per Share Merger Consideration” shall mean the number of shares of Acquirer Common Stock equal to the quotient of (i) the Merger Consideration, divided by (ii) the number of shares of Target Common Stock issued and outstanding at the Effective Time (including shares of Target Common Stock to be issued upon conversion of the Target Preferred Stock in accordance with Section 2.01(c).

“Person” means any individual, corporation, limited or general partnership, limited liability company, limited liability partnership, trust, association, joint venture, Governmental Entity and other entity and group (which term will include a “group” as such term is defined in Section 13(d)(3) of the Exchange Act).

“Proxy Statement” has the meaning set forth in Section 3.16.

“Real Estate” means, with respect to any Person, such Person’s Owned Real Estate and Leased Real Estate.

“Registration Statement” has the meaning set forth in Section 5.06(a).

“Representatives” has the meaning set forth in Section 5.04(a).

“Requisite Acquirer Vote” has the meaning set forth in Section 4.03(a).

“Requisite Target Vote” has the meaning set forth in Section 3.03(a).

“Sarbanes-Oxley Act” has the meaning set forth in Section 3.04(g).

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“SEC” has the meaning set forth in Section 3.03(c).

“Securities Act” has the meaning set forth in Section 3.04(a).

“Subsidiary” means, when used with respect to any party, and except as set forth on Section 8.01(iii) of the Acquirer Disclosure Letter or the Target Disclosure Letter, as applicable, any corporation or other organization, whether incorporated or unincorporated, a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its subsidiaries, or by such party and one or more of its subsidiaries.

“Superior Proposal” means a bona fide written Takeover Proposal involving the direct or indirect acquisition pursuant to a tender offer, exchange offer, merger, consolidation or other business combination, of all or substantially all of a party’s consolidated assets or a majority of the outstanding voting securities of such party, that the party’s board of directors determines in good faith (after consultation with outside legal counsel and financial advisors) is more favorable from a financial point of view to such party’s stockholders than the transactions contemplated by this Agreement, taking into account (a) all financial considerations, (b) the identity of the third party making such Takeover Proposal, (c) the anticipated timing, conditions (including any financing condition or the reliability of any debt or equity funding commitments) and prospects for completion of such Takeover Proposal, (d) the other terms and conditions of such Takeover Proposal and the implications thereof on such party, including relevant legal, regulatory and other aspects of such Takeover Proposal deemed relevant by such party’s board of directors and (e) any revisions to the terms of this Agreement and the Merger proposed by the other party during the Notice Period set forth in Section 5.04(d).

“Surviving Corporation” has the meaning set forth in Section 1.01.

“Takeover Party” has the meaning set forth in Section 7.06(c).

“Takeover Proposal” means a proposal or offer from, or indication of interest in making a proposal or offer by, any Person (other than Acquirer and its Subsidiaries) relating to any (a) direct or indirect acquisition of assets of the Acquirer, Target or their respective Subsidiaries (including any voting equity interests of Subsidiaries, but excluding sales of assets in the ordinary course of business) equal to fifteen percent (15%) or more of the fair market value of the Acquirer’s or Target’s consolidated assets or to which fifteen percent (15%) or more of the Acquirer’s or Target’s net revenues or net income on a consolidated basis are attributable, (b) direct or indirect acquisition of fifteen percent (15%) or more of the voting equity interests of the Acquirer or Target, (c) tender offer or exchange offer that if consummated would result in any Person beneficially owning (within the meaning of Section 13(d) of the Exchange Act) fifteen percent (15%) or more of the voting equity interests of the Acquirer or Target, (d) merger, consolidation, other business combination or similar transaction involving the Acquirer or Target or any of its Subsidiaries, pursuant to which such Person would own fifteen percent (15%) or more of the consolidated assets, net revenues or net income of the Acquirer or Target, taken as a whole, or (e) liquidation or dissolution (or the adoption of a plan of liquidation or dissolution) of the Acquirer or Target or the declaration or payment of an extraordinary dividend (whether in cash or other property) by the Acquirer or Target.

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“Target” has the meaning set forth in the Preamble.

“Target Adverse Recommendation Change” has the meaning set forth in Section 5.04(a).

“Target Balance Sheet” has the meaning set forth in Section 3.04(e).

“Target Board” has the meaning set forth in the Recitals.

“Target Board Recommendation” has the meaning set forth in Section 3.03(d).

“Target Common Stock” has the meaning set forth in the Recitals.

“Target Continuing Employees” has the meaning set forth in Section 5.08(a).

“Target Designees” has the meaning set forth in Section 1.06.

“Target Disclosure Letter” has the meaning set forth in the introductory language in Article III.

“Target Employee” has the meaning set forth in Section 3.12(a).

“Target Employee Agreement” means any Contract between the Target or any of its Subsidiaries and a Target Employee.

“Target Employee Plans” has the meaning set forth in Section 3.12(a).

“Target Equity Award” means a Target Stock Option or a Target Stock Award or a phantom stock award, as the case may be.

“Target ERISA Affiliate” means, with respect to any Person, any other Person that, together with such first Person, would be treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Target IP” has the meaning set forth in Section 3.07(b).

“Target IP Agreements” means all licenses, sublicenses, consent to use agreements, covenants not to sue and permissions and other Contracts, including the right to receive royalties or any other consideration, whether written or oral, relating to Intellectual Property and to which the Target or any of its Subsidiaries is a party or under which the Target or any of its Subsidiaries is a licensor or licensee.

“Target Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to (i) the business, results of operations, prospects, condition (financial or otherwise), or assets of the Target and its Subsidiaries, taken as a whole, or (ii) the ability of the Target to consummate the transactions contemplated hereby on a timely basis; provided, however, that, for the purposes of clause (i), a Target Material Adverse Effect shall not be deemed to include events, occurrences, facts, conditions or changes arising out of, relating to or resulting from: (a) changes generally affecting the economy, financial or securities markets; (b) the announcement of the transactions contemplated by this Agreement; (c) any outbreak or escalation of war or any act of terrorism; or (d) general conditions in the industry in which the Target and its Subsidiaries operate; provided further, however, that any event, change and effect referred to in clauses (a), (c) or (d) immediately above shall be taken into account in determining whether a Target Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, change or effect has a disproportionate effect on the Target and its Subsidiaries, taken as a whole, compared to other participants in the industries in which the Target and its Subsidiaries conduct their businesses.

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“Target Material Contract” has the meaning set forth in Section 3.15(a).

“Target-Owned IP” means all Intellectual Property owned or purported to be owned by the Target or any of its Subsidiaries.

“Target Preferred Stock” has the meaning set forth in the Recitals.

“Target SEC Documents” has the meaning set forth in Section 3.04(a).

“Target Securities” has the meaning set forth in Section 3.02(b).

“Target Stock Award” means Target Stock Options and restricted stock units granted under the Target’s 2012 Equity Incentive Plan, which restricted stock units are disclosed on Section 3.02(b)(i) of the Target Disclosure Letter. .

“Target Stock Option” has the meaning set forth in Section 2.06(a).

“Target Stock Plans” has the meaning set forth in Section 3.02(b).

“Target Stockholders Meeting” means the special meeting of the Stockholders of the Target to be held to consider the adoption of this Agreement.

“Target Subsidiary Securities” has the meaning set forth in Section 3.02(d).

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Returns” means any return, declaration, report, claim for refund, information return or statement or other document required to be filed with or provided to any taxing authority in respect of Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Termination Fee” means $500,000.

“Treasury Regulations” means the Treasury regulations promulgated under the Code.

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“Voting Debt” means, with respect to any Person, bonds, debentures, notes or other indebtedness issued by such Person or any of its Subsidiaries (i) having the right to vote on any matters on which stockholders or equityholders of such Person or any of its Subsidiaries may vote (or which is convertible into, or exchangeable for, securities having such right), or (ii) the value of which is directly based upon or derived from the capital stock, voting securities or other ownership interests of such Person or any of its Subsidiaries.

“Warrants” has the meaning set forth in Section 2.07.

Section 8.02 Interpretation; Construction.

(a) The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section, Exhibit or Schedule, such reference shall be to a Section of, Exhibit to or Schedule of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” A reference in this Agreement to $ or dollars is to U.S. dollars. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to “this Agreement” shall include the Target Disclosure Letter.

(b) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

Section 8.03 Survival. None of the representations and warranties contained in this Agreement or in any instrument delivered under this Agreement will survive the Effective Time. This Section 8.03 does not limit any covenant of the parties to this Agreement which, by its terms, contemplates performance after the Effective Time. The Confidentiality Agreement will (a) survive termination of this Agreement in accordance with its terms and (b) terminate as of the Effective Time.

Section 8.04 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Florida without giving effect to any choice or conflict of law provision or rule (whether of the State of Florida or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Florida.

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Section 8.05 Submission to Jurisdiction. Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by any other party hereto or its successors or assigns shall be brought and determined exclusively in the state courts located in Broward County, Florida, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, in the United States District Court for the Southern District of Florida. Each of the parties hereto agrees that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 8.07 or in such other manner as may be permitted by applicable Laws, will be valid and sufficient service thereof. Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court or tribunal other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process in accordance with this Section 8.05, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (iii) to the fullest extent permitted by the applicable Law, any claim that (x) the suit, action or proceeding in such court is brought in an inconvenient forum, (y) the venue of such suit, action or proceeding is improper, or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 8.06 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.06.

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Section 8.07 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt), (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested), (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient, or (d) on the fifth day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.07):

If to Acquirer to:	Vapor Corp. 3001 Griffin Road Dania Beach, Florida 33312 Facsimile: (888) 882-7095 Email: jeff.holman@vapor-corp.com Attention: Jeffrey E. Holman

If to the Target, to:	Vaporin, Inc. 4400 Biscayne Boulevard Miami, Florida 33137 Facsimile: (305) 576-9298 Email: scott@vaporin.com Attention: Scott Frohman or to such other Persons, addresses or facsimile numbers as may be designated in writing by the Person entitled to receive such communication as provided above.

Section 8.08 Entire Agreement. This Agreement (including the Exhibits to this Agreement), the Target Disclosure Letter and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter of this Agreement and supersede all other prior agreements and understandings, both written and oral, among the parties to this Agreement with respect to the subject matter of this Agreement. In the event of any inconsistency between the statements in the body of this Agreement, the Confidentiality Agreement and the Target Disclosure Letter (other than an exception expressly set forth as such in the Target Disclosure Letter), the statements in the body of this Agreement will control.

Section 8.09 No Third Party Beneficiaries. Except as provided in Section 5.09 hereof (which shall be to the benefit of the parties referred to in such section), this Agreement is for the sole benefit of the parties hereto and their permitted assigns and respective successors and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 8.10 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

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Section 8.11 Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that prior to the Effective Time, Acquirer may, without the prior written consent of the Target, assign all or any portion of its rights under this Agreement to Acquirer or to one or more of Acquirer’s direct or indirect wholly owned subsidiaries. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 8.12 Remedies. Except as otherwise provided in this Agreement, any and all remedies expressly conferred upon a party to this Agreement will be cumulative with, and not exclusive of, any other remedy contained in this Agreement, at Law or in equity. The exercise by a party to this Agreement of any one remedy will not preclude the exercise by it of any other remedy.

Section 8.13 Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of Florida or any Florida state court, in addition to any other remedy to which they are entitled at Law or in equity.

Section 8.14 Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts, all of which will be one and the same agreement. This Agreement will become effective when each party to this Agreement will have received counterparts signed by all of the other parties.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

VAPOR CORP.

By:	/s/ Jeffrey E. Holman
Name:	Jeffrey E. Holman
Title:	Chief Executive Officer

VAPORIN, INC.

By:	/s/ Scott Frohman
Name:	Scott Frohman
Title:	Chief Executive Officer

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